UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant o
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Nature's Sunshine Products, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2026 Annual Meeting of Shareholders

To the Shareholders of Nature's Sunshine Products, Inc.:

The 2026 Annual Meeting of Shareholders will be held at our principal executive offices located at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048, on Wednesday, May 6, 2026 at 10:00 a.m. Mountain Daylight Time for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.To elect eight directors to our Board of Directors;
2.To vote on an advisory, non-binding resolution to approve the compensation of our named executive officers;
3.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026;
4.To approve the Nature's Sunshine Products, Inc. 2026 Stock Incentive Plan; and
5.To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors set the close of business on February 27, 2026 as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to receive notice of, attend, and vote at the Annual Meeting and any adjournment or postponement thereof.

We will hold our Annual Meeting in person.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. You may vote your shares by visiting the website http://www.proxyvote.com. For detailed information regarding voting instructions, please refer to the Notice Regarding the Availability of Proxy Materials you received in the mail and the section of the accompanying Proxy Statement entitled "Questions and Answers about the 2026 Annual Meeting and this Proxy Statement."

/s/ Nathan Brower
Nathan Brower
Executive Vice President,
General Counsel and Secretary
March 27, 2026

Certain information included or incorporated herein by reference in this document may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies. All statements (other than statements of historical fact) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. All forward-looking statements speak only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into the annual report on Form 10-K filed with the SEC on March 10, 2026. Except as is required by law, we expressly disclaim any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this document. Throughout this document, we refer to Nature’s Sunshine Products, Inc., together with our subsidiaries, as "Nature's Sunshine," “we,” “us,” “our,” “our Company” or “the Company.”

Proxy Statement

NATURES SUNSHINE
BRAIN
edge
IGNITE YOUR MENTAL PERFORMANCE*
POWERED by HERBS
YERBA MATE
RHODIOLA
GINKGO
SHARPEN FOCUS*
STIMULATE ALERTNESS*
BOOST LEARNING*
Dietary Supplement
NET WT 5.93 OZ (168g) - 24 Stick Packs

SUMMARY

2026 Annual Meeting of Shareholders

Time and Date	Place	Record Date	Voting
10:00 a.m. Mountain Daylight Time	2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048	February 27, 2026	Shareholders of record as of the Record Date are entitled to vote
May 6, 2026

Agenda and Voting Recommendations

Proposal	Description	Board Recommendation	Page
1	Election of Directors	✓ For each nominee	9
2	Advisory Resolution to Approve Compensation of Named Executive Officers	✓ For	22
3	Ratification of Appointment of Independent Registered Public Accounting Firm	✓ For	44
4	Approval of the Nature's Sunshine Products, Inc. 2026 Stock Incentive Plan	✓ For	45

The proxy solicitation materials are being sent on or about March 27, 2026 to our shareholders entitled to vote at the Annual Meeting.

Pursuant to the rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to collectively as the “Proxy Materials”) and Annual Report on Form 10-K for the year ended December 31, 2025 (referred to as the “Annual Report”), online. You received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”). Accordingly, you will not receive a printed copy of the Proxy Materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the Proxy Materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the Proxy Materials online or to request a printed copy may be found in the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

2026 Proxy Statement	2

2025 PERFORMANCE
Our overall 2025 performance is highlighted in the metrics and charts below.

$480.1 Million	$20.5 Million	$48.7* Million	$259.38**
NET SALES	NET INCOME	ADJUSTED EBITDA	TSR

*We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization, and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments for non- budgeted costs deemed appropriate by the Board of Directors (the "Board"). A reconciliation of net income to adjusted EBITDA is provided at the end of this Proxy Statement.

**TSR is based on a comparison that assumes $100 in our common stock was invested on December 31, 2022.

*All amounts in ($) millions.

2026 Proxy Statement	3

OUR CURRENT BOARD OF DIRECTORS

7 of 8 Directors are Independent	>3 yrs. Average Tenure

NAME	EXPERIENCE	INDEPENDENT	AGE	DIRECTOR SINCE	COMMITTEES
Heidi Wissmiller	Chair of the Board Former Chief Growth Officer at Rodan + Fields	✓	61	2020	Governance Audit
Kenneth Romanzi	Chief Executive Officer of Nature's Sunshine Products, Inc.		66	2025
Steven Fasching	Chief Financial Officer at Deckers Brands	✓	57	2024	Audit (Chair) Compensation
Curtis Kopf	Group Vice President, Customer Experience at Insulet	✓	60	2022	Governance (Chair) Risk Management
Katie May	Former Chief Executive Officer at ShippingEasy	✓	59	2025	Compensation Governance
Tess Roering	Former Chief Commercial Officer and Chief Marketing Officer at CorePower Yoga	✓	57	2022	Risk Management (Chair) Compensation
Robert Straus	General Partner and Investment Manager at Aquidneck Advisors, LLC	✓	55	2017	Compensation (Chair) Audit
Rong Yang	Former Chief Executive Officer at Fosun Pharma USA Inc.	✓	47	2022	Audit Risk Management

2026 Proxy Statement	4

Questions and Answers about the 2026 Annual Meeting and this Proxy Statement
WHERE ARE THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES LOCATED, AND WHAT IS THE MAIN TELEPHONE NUMBER?

The Company’s principal executive offices are currently located at 2901 West Bluegrass Blvd., Suite 100, Lehi, UT 84048. The
Company’s main telephone number is (801) 341-7900.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The record date for the Annual Meeting is February 27, 2026 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 17,507,608 shares of our common stock, no par value per share, were outstanding and entitled to vote.
A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices upon request.

HOW MANY VOTES DO I HAVE?

All shareholders of record as of the Record Date are entitled to one vote per share of common stock held on the Record Date for each matter presented for a vote at the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name." The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

IF I AM A SHAREHOLDER OF RECORD, HOW DO I VOTE?

If you are a shareholder of record, you may vote online or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting online are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting. For direction to attend the meeting and vote in person, please contact the Corporate Secretary.

IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, HOW DO I VOTE?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer, or other similar organization (the "Record Holder"), that must be followed for the record holder to vote your shares per your instructions.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

WHAT IS A QUORUM?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. There were 17,507,608 shares of our common stock outstanding on the Record Date.

2026 Proxy Statement	5

Accordingly, shares representing 8,753,804 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.
If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

WHAT IS A BROKER NON-VOTE?

If you are a beneficial owner of shares held in street name and do not respond to a request for voting instructions from the record holder of your shares (typically a bank or broker), the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of directors), Proposal Two (advisory resolution regarding compensation of named executive officers), and Proposal Four (approval of the 2026 Stock Incentive Plan) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

If you are a shareholder of record and you submit an executed proxy but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you submit an executed voting instruction form but do not specify in your voting instruction form how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement. If you are a beneficial owner of shares held in street name and you do not respond to a request for voting instructions, your bank or broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Three), but your bank or broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One, Two, and Four). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

WHAT IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS, PROXY CARD OR VOTING INSTRUCTION FORM?

If you receive more than one set of proxy materials, proxy card, or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

WHO WILL COUNT THE VOTES AND HOW WILL MY VOTE(S) BE COUNTED?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048 or by submitting a new vote online. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

2026 Proxy Statement	6

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a current report on Form 8-K following the Annual Meeting.

HOW AND WHEN MAY I SUBMIT A SHAREHOLDER PROPOSAL FOR THE ANNUAL MEETING?

The deadline to submit a shareholder proposal for the 2026 Annual Meeting has passed and shareholders can no longer submit shareholder proposals for the 2026 Annual Meeting.

If a shareholder wishes to submit a proposal to be considered for presentation at the 2027 Annual Meeting of Shareholders and included in our Proxy Statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 20, 2026. If the 2027 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 6, 2027, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act”. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19(b).

If a shareholder wishes to present a proposal at our 2027 Annual Meeting and the proposal is not intended to be included in our proxy statement relating to the 2027 Annual Meeting, the shareholder must give advance notice to us prior to the deadline determined in accordance with our Amended and Restated Bylaws (the "Bylaws"). Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than February 5, 2027, and no earlier than January 6, 2027, which dates are the ninetieth (90th) day and the one-hundred-twentieth (120th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048.

WHO WILL BEAR THE COST OF SOLICITING PROXIES?

The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers, or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email, or any other means by our directors, officers, or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be householding the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and Annual Report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048, or (iii) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and Annual Report to a shareholder at a shared address to which a single copy of these materials was delivered.

2026 Proxy Statement	7

Proposals

NATURES SUNSHINE
Colostrum
IMMUNE SUPPORT*
Supports GI Health*
Provides Antibodies*
Dietary Supplement
90 CAPSULES
NEW LOOK!
SAME GREAT PRODUCT
GUARANTEED PURE
HERBAL EXPERTS since 1972

Proposal One:
Election of Directors

GENERAL

Directors are elected by shareholders at each of the Company’s annual meeting of shareholders. Our Amended and Restated Articles of Incorporation (the "Articles of Incorporation") provide for the election of directors for one-year terms expiring at the next annual meeting of shareholders. A director appointed by the Board to fill a vacancy will serve until the next annual meeting. Cumulative voting is not permitted in the election of directors.

The Company's corporate governance guidelines ("Corporate Governance Guidelines") provide that directors who will reach either the age of 70 or 10 years of service on the Board prior to the next annual meeting of shareholders shall not be nominated for election to the Board at the next annual meeting of the shareholders, unless the Board, in its absolute discretion, grants a waiver, which shall be reviewed prior to nomination for another term.

DIRECTOR QUALIFICATIONS

The Company's Corporate Governance Guidelines provide that the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Board does not have a formal diversity policy. With respect to individual candidates, the Board considers attributes including, but not limited to, the candidate’s experience in corporate management; the candidate’s experience as a board member of another publicly held company; the candidate’s professional and academic experience relevant to the Company’s industry; the strength of the candidate’s leadership skills; the candidate’s experience in finance and accounting and/or executive compensation practices; and whether the candidate has the time required for preparation, participation, and attendance at Board meetings and committee meetings, if applicable. Accordingly, the Board and the Governance Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. The Board monitors the mix of specific experience, qualifications, and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Vote Required

With regard to Proposal One, the eight nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the eight directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the election of directors. However, if a nominee receives more votes withheld than in favor of election, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified or the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant, or otherwise respond to such a failed election.

The Board unanimously recommends a vote FOR the election of all nominees to the Board.

2026 Proxy Statement	9

BOARD STRUCTURE: OUR FRAMEWORK

Common Stock	We have one class of stock with equal voting rights. One share equals one vote.
Annual Director Elections	Our directors serve one-year terms and are elected each year.
Corporate Governance Guidelines	Our guidelines cover requirements for independence, service on other boards, director qualification standards, and selection criteria, in addition to periodic evaluations.
Plurality Voting	We have plurality voting for uncontested elections of directors. However, a director who receives more votes against than for election will serve only until the earlier of (i) 90 days after the results are certified or (ii) our Board appoints a replacement.
Separate Chairman and CEO roles	Our CEO focuses on running Nature's Sunshine while our independent Chair oversees accountability at the Board level.
Board Refreshment	We have age and term limits for our directors to ensure we keep an up-to-date team of experienced and qualified individuals.
Executive Sessions	We have regularly scheduled executive sessions of independent directors at the Board and committee levels.
Financial Expertise	We have 100% independent Audit and Compensation Committees.
Stock Ownership Guidelines	We have robust stock ownership guidelines for our directors and executive officers.
Hedging, Pledging and Short Sale Prohibitions	We prohibit hedging transactions, put and call options, pledging stock, or holding stock in margin accounts.
Board Oversight of Key Initiatives	Our Board regularly reviews and oversees our ESG initiatives and our enterprise risk management program.

2026 Proxy Statement	10

LEADERSHIP STRUCTURE

Ms. Wissmiller serves as the Chair of the Board. The Chair of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings, and providing information to the Board members in advance of meetings and between meetings.

We believe that the leadership structure of the Board is appropriate because it provides both unified and consistent leadership, effective independent oversight, and expertise in the management of our complex operations as a consumer product and direct selling business.

BOARD MEETINGS AND ATTENDANCE
Our Board held twelve meetings during 2025 with each Board Member serving at the time attending 75 percent or more of the board and committee meetings.

Although we do not have a formal policy regarding attendance by members of the Board at the Annual Meeting, directors are expected to attend, and all attended the 2025 Annual Meeting.

DIRECTOR INDEPENDENCE AND QUALIFICATIONS
The Board has determined that all current directors and nominees for election at the Annual Meeting, except Mr. Romanzi, are independent under the current standards for “independence” established by the NASDAQ Stock Market ("NASDAQ"). In making this determination, our Board considered Mr. Straus’ affiliation with Wynnefield Capital Management, LLC, one of our shareholders.

The Board has four standing committees: Audit Committee, Compensation Committee, Governance Committee, and Risk Management Committee. The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ.

BOARD COMMITTEES
Our Board and Governance Committee regularly review the responsibilities and composition of the standing committees. We strive to promote diverse experience and perspectives across the Board and its committees. We believe our current structure allows our CEO and management to focus on our business, while our independent directors and Chair monitor and drive accountability at a high level.

The current composition and responsibilities of the standing committees are described below. Each committee operates under a charter, all of which are reviewed and approved annually. The committee charters may be found at https://ir.naturessunshine.com/corporate-governance/governance-documents.

2026 Proxy Statement	11

Audit Committee

Steven Fasching (Chair) Robert Straus Heidi Wissmiller Rong Yang Four meetings during 2025
The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is responsible for the engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that all members of our Audit Committee are independent directors and audit committee financial experts.

Under its Charter, all members of the Audit Committee are required to meet the independence and experience requirements of NASDAQ, the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

Compensation Committee

Robert Straus (Chair) Steven Fasching Katie May Tess Roering Four meetings during 2025
The Compensation Committee reviews compensation policies applicable to executive officers, certain key employees, and Board members. It evaluates and approves the compensation to be paid to executive officers and certain key employees (other than the Chief Executive Officer) and makes recommendations to the Board regarding the compensation to be paid to our Chief Executive Officer and all Board members. The Compensation Committee administers or makes recommendations to the Board with respect to the Company’s equity-based and other incentive compensation plans. The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee has from time to time retained the services of Fredric W. Cook & Co., Inc. ("F.W. Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s compensation programs, including equity compensation practices and cash compensation structure for executive officers.

Under its Charter, all members of the Compensation Committee are required to meet the independence requirements of NASDAQ, the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

2026 Proxy Statement	12

Governance Committee

Curtis Kopf (Chair) Heidi Wissmiller Katie May Four meetings during 2025
The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees; evaluates nominations received from shareholders; and develops and recommends to the Board corporate governance principles applicable to our Company. The Governance Committee also provides, on behalf of the Board, oversight of the Company’s environmental, social, and governmental initiatives.

Under its Charter, all members of the Governance Committee are required to meet the independence requirements of NASDAQ, and applicable laws, as affirmatively determined by the Company’s Board.

Risk Management Committee

Tess Roering (Chair) Curtis Kopf Rong Yang Five meetings during 2025
The Risk Management Committee assists our Board of Directors in fulfilling its oversight responsibilities by overseeing our enterprise risk management program. The Risk Management Committee oversees and reviews the identification and assessment of material risks that we face based on the internal and external environment and oversees and reviews our risks related to legal and regulatory requirements.

Under its Charter, the Risk Management Committee is required to consist of at least three directors, one of whom shall be a member of the Company’s Audit Committee. Each member of the Risk Management Committee is required to meet the independence requirements of NASDAQ, the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

2026 Proxy Statement	13

BOARD RISK OVERSIGHT
The Board is primarily responsible for assessing risks associated with our business. However, the Board delegates certain of such responsibilities to other groups. Specifically, the committees of the Board oversee and review various aspects of our risk management as outlined below.

Audit	Compensation
•Reviews our policies and procedures related to financial and accounting systems.
•Reviews our investment strategies.
•Reviews compliance with SEC mandates.
•Oversees our internal audit team to evaluate and improve finance-related risk management.
•Reviews our compensation program for executives and key employees. •Helps ensure compensation program does not encourage excessive risk taking by our executives or key employees.

Governance	Risk Management
•Monitors effectiveness of corporate governance guidelines.
•Manages risk associated with independence of Board members and potential conflicts of interest.
•Ensures the Board and its committees have the appropriate professional skills and background to effectively fulfill their responsibilities.

•Oversees our enterprise risk management program.
•Reviews internal and external risks related to legal and regulatory requirements including:
◦distributor compliance and direct selling practices.
◦adherence to FTC and FDA mandates.
◦compliance with FCPA.
•Oversees our Cybersecurity Committee and reviews compliance with data protection and privacy practices.

Our management team and designated employees offer support in risk management, including, but not limited to, the following activities:

•Internal audit review of the effectiveness of risk management policies, practices, and controls.
•Ongoing corporate compliance activities including mandatory Code of Conduct, FCPA, and other trainings.
•Cybersecurity compliance through a designated Cybersecurity Committee comprised of employees from the IT, Finance, Legal, and Human Resources Departments. The Cybersecurity Committee is tasked with reviewing data protection policies and coordinating response to any data security incident and keeping the Board apprised of ongoing compliance activities and any concerns.

In the first quarter of each year, our Board and management team participate in an enterprise risk management survey to help identify collective areas of focus and oversight. This exercise aids the Risk Management Committee and Board in maintaining an up-to-date risk management program that adapts to changes in our business or the marketplace.

2026 Proxy Statement	14

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average of the Company's total assets at year-end for the last two completed fiscal years (the "Threshold"), and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Since the beginning of the 2024 fiscal year, there have been no transactions, and there currently are no proposed transactions in excess of the Threshold between the Company (or one of our subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

COMMUNICATIONS WITH DIRECTORS

We do not have a formal process for shareholder communications with the Board. Nevertheless, the directors endeavor to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board may be submitted in writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048. The Board relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

CORPORATE GOVERNANCE GUIDELINES

Our Board adopted the Corporate Governance Guidelines, which are available on our website https://ir.naturessunshine.com/corporate-governance/governance-documents. Among other things, our Corporate Governance Guidelines set forth guidelines relating to board independence, service on other boards, director qualification standards and additional selection criteria, periodic self-evaluation and stock ownership guidelines.

The Corporate Governance Guidelines provide that the Governance Committee oversees periodic evaluations of the Board and its committees. Such evaluations are conducted annually and focus on, among things, whether the Board has the appropriate skills and experience, whether the Board is appropriately structured and diversified, and whether the Board is effectively communicating. Generally, such evaluations are conducted as self-evaluations, but from time to time the Governance Committee may engage a third party to conduct evaluations.

The stock ownership guidelines provide that directors are to hold shares of the Company’s stock with a minimum value of three times the grant date value of the annual equity grant to directors. For example, the last equity grant, which was made in May of 2025, had a grant date value of $100,000, thereby requiring directors to hold shares with a minimum value of $300,000. Directors have four years to be in compliance with the stock ownership guidelines and a period of twelve months to reestablish compliance with the guidelines if they fall below the minimum ownership level.

CODE OF ETHICS

Our Code of Conduct (the "Code") applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, and senior financial and accounting officers. A copy of the Code is available on our website at https://ir.naturessunshine.com/corporate-governance/governance-documents. A physical copy may be requested by writing to our Corporate Secretary at our principal executive offices at 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

2026 Proxy Statement	15

NOMINEES FOR ELECTION

Steven Fasching Director since 2024	Committees: Audit (Chair) Compensation
Mr. Fasching was appointed to the Board in November 2024 and currently serves as the Chair of the Audit Committee and as a member of the Compensation Committee. Mr. Fasching currently serves as Chief Financial Officer at Deckers Brands, a position he has held since June 2018 and served as Senior Vice President, Corporate Strategy, Planning and Investor Relations at Deckers Brands since February 2018. Mr. Fasching previously served as Vice President, Strategy and Investor Relations from January 2016 to February 2018, and as Vice President, Strategic Financial Planning from August 2011 to January 2016 at Deckers Brands. Mr. Fasching earned a Bachelor’s degree in Business Administration from Pepperdine University and an M.B.A. from The Anderson School of Management at UCLA. He also completed The Executive Program for Prospective Chief Financial Officers through the University of Chicago Booth School of Business.
The Governance Committee nominated Mr. Fasching to the Board because of its belief that he brings significant financial and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Curtis Kopf Director since 2022	Committees: Governance (Chair) Risk Management
Mr. Kopf has served on the Board since January 2022, and currently serves as Chair of the Governance Committee and as a member of the Risk Management Committee. Mr. Kopf is currently Group Vice President, Customer Experience at Insulet, a $2B global med-tech company. Mr. Kopf held the position of Chief Experience Officer at REI February 2021 - November 2023. Mr. Kopf joined REI in 2018 as its Chief Digital Officer. Prior to his senior leadership roles at REI, Mr. Kopf served as Senior Vice President, Customer and Digital Experience at Premera Blue Cross from June 2015 to September 2018. Mr. Kopf also held various positions at Alaska Airlines, Microsoft and Amazon. Mr. Kopf earned a Bachelor’s degree in English from Brown University and a Master’s degree in Writing from Johns Hopkins University.

The Governance Committee nominated Mr. Kopf to the Board because of its belief that he brings significant consumer and digital experience to the Board, which supplements the Board’s skills in these key areas.

2026 Proxy Statement	16

Katie May Director since 2025	Committees: Compensation Governance
Ms. May was appointed to the Board in January 2025 and currently serves on the Compensation Committee and the Governance Committee. She was previously the founder and Chief Executive Officer of Kidspot, an Australia based online publisher, eventually selling to News Corp in 2011. After that, Katie became Chief Executive Officer at ShippingEasy, a Sydney based start-up in 2012, moved it to Austin, Texas, and built this ecommerce software solution to a leading player in the space, exiting to Stamps.com in mid-2016, joining their board in 2019. Following Stamps.com's acquisition of ShippingEasy, Katie also assumed leadership of St. Louis-based Shipworks, overseeing both companies until her retirement in 2020. Ms. May serves on the boards of directors of Vivi International Pty Ltd., Australian education technology company, since February 2020, ROKT Pte Ltd., a global leader in ecommerce marketing technology, since July 2020, and Onramp Funds, Inc., a financing technology platform, since March 2021. Ms. May previously served on the board of directors of Stamps.com, Inc. (formerly NASDAQ: STMP), a leading provider of mailing and shipping services, Thinkific Labs, Inc. (TSX: THNC), a cloud-based software company for creators, and Pitney Bowes Inc. (NYSE:PBI), a global shipping and mailing company. Ms. May received an M.B.A. from The University of Texas at Austin and B.B.A. in Accounting from The University of Texas at Austin.
The Governance Committee nominated Ms. May to the Board because of her deep understanding of the full e-commerce lifecycle and her digital capabilities, which supplements the Board’s skills in these key areas.

Tess Roering Director since 2022	Committees: Risk Management (Chair) Compensation
Ms. Roering has served on the Board since January 2022 and currently serves as the Chair of the Risk Management Committee and as a member of the Compensation Committee. Ms. Roering held various leadership positions at CorePower Yoga, including as Chief Commercial Officer from 2019 to 2020 and Chief Marketing Officer from 2014 to 2018. Prior to joining CorePower Yoga, Ms. Roering led marketing at Athleta and held director and vice president level marketing positions at companies including Gap, Old Navy. Visa International, Hotwire.com, and Gillette. Ms. Roering currently serves on the boards of directors of three private companies: Elase, a pioneering medical spa platform, Rhone, an athletic and lifestyle apparel brand, and, I and love and you, a premium, natural pet food company. Ms. Roering earned a Bachelor’s degree in psychology from Stanford University and an MBA from the Fuqua School of Business at Duke University.
The Governance Committee nominated Ms. Roering to the Board because of its belief that she brings significant consumer and marketing experience to the Board, which supplements the Board’s skills in these key areas.

2026 Proxy Statement	17

Kenneth Romanzi Director since 2025
Mr. Romanzi, age 65, brings over 40 years of experience in leadership positions with companies that specialize in consumer-packaged goods (“CPG”). Mr. Romanzi is an experienced CEO and operator with a proven track record of leading transformations and driving growth at public and private companies across the CPG industry. Notably, he served as President, CEO, and a member of the Board of Directors of B&G Foods, Inc., a public company with a broad portfolio of over 50 brands. Earlier in his career, Mr. Romanzi served in a variety of C-Suite and leadership roles at prominent CPG companies such as Nabisco; The Ultimate Juice Company, including the Naked Juice brand which was subsequently acquired by PepsiCo, Inc.; Hasbro, Inc.; and Ocean Spray Cranberries, Inc. Most recently, Mr. Romanzi served as an Operating Partner for Ronin Equity Partners from May 2021 to October 2025 and a Strategic Advisor for Astara Capital Partners from September 2022 to October 2025, both private equity firms. Mr. Romanzi earned a Bachelor of Science in Finance and Accounting from Babson College, where he continues to serve as a Trustee and Chair of the Governance Committee.
The Governance Committee nominated Mr. Romanzi to the Board because of his proven track record of leading transformations and driving growth at public and private companies.

Robert Straus Director since 2017	Committees: Compensation (Chair) Audit
Mr. Straus has served on the Board since June 2017 and currently serves as Chair of the Compensation Committee and as a member of the Audit Committee. Mr. Straus is an institutional portfolio manager with over 25 years of proven experience investing in and serving as an advisor to C-suite executives of public and private companies. Since August 2025, Mr. Straus has served as the General Partner and Investment Manager at Aquidneck Advisors LLC, an investment firm that leverages extensive board and constructive activism experience to identify and trigger latent catalysts in undervalued, publicly traded companies. Since March 31, 2025, Mr. Straus has served as a consultant-special projects at Wynnefield Capital, Inc. ("WCI"), an investment firm specializing in private and small-cap publicly-traded companies. From April 2015 to March 2025, Mr. Straus served as a portfolio manager at WCI. Since December 2024, Mr. Straus has served on the board of directors of TechPrecision Corp. (TPCS), a NASDAQ CM listed company engaged in precision manufacturing of large integrated metal fabricated and machined components, primarily for the defense industry, where he serves as Vice-Chair, Chair of the Governance committee and a member of the Compensation committee. Mr. Straus continues to serve from time to time on the boards of various other private and non-profit companies. Mr. Straus received a Bachelor of Science in Business Administration from the University of Hartford - Barney School of Business and a Master of Business Administration from Bently University - McCallum Graduate School of Business.
The Governance Committee nominated Mr. Straus to the Board because of his extensive experience assessing capital allocation programs, evaluating business strategy,and conducting in-depth due diligence, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

2026 Proxy Statement	18

Heidi Wissmiller Director since 2020	Committees: Governance Audit

Ms. Wissmiller has served on the Board since July 2020 and was appointed Chair of the Board in April 2025. She currently serves on the Audit and Governance Committees. From 2014 to 2019, Ms. Wissmiller served in multiple C-suite positions, including Chief Growth Officer and Chief Operating Officer of Global Field Sales and Operations, for Rodan + Fields (“R+F”), the leading skincare brand in North America. During her tenure, she led R+F to more than $1 billion in incremental revenue growth, expanding its powerful community of female entrepreneurs to over 300,000 and customer base to 1.8 million. She also led the creation and launch of R+F Virtual, for which she received two co-patents, and was featured as a keynote speaker at the IBM Think convention and Salesforce Dreamforce Conference. Prior to R+F, Ms. Wissmiller was Chief Executive Officer at Micro Analytical Systems. She has over 25 years of leadership experience at globally recognized companies including PepsiCo, E & J Gallo Winery, and Mondelez (formerly RJR Nabisco). Ms. Wissmiller currently serves as Chair of the Board of Trustees of the New York Film Academy 10ARTS Foundation. She holds a Bachelor's degree from the University of Portland, a Finance for Executives Certificate from the University of Chicago, and a Board Readiness Certificate from Yale University School of Management.

The Governance Committee nominated Ms. Wissmiller to the Board because of her extensive experience in the consumer products industry which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Rong Yang Director since 2022	Committees: Audit Risk Management

Mr. Yang was appointed to the Board in June 2022 and serves on the Audit Committee and Risk Management Committee. Mr. Yang has served as a senior advisor to Thermo Fisher Scientific since October 2025 and he has served as a senior business advisor at Treehill Partners since June 2025. Mr. Yang previously served as the CEO of Fosun Pharma USA Inc. and Chief Representative of the Fosun Group in the United States, a position he has held since January 2022. Prior to joining Fosun, Mr. Yang held various senior positions with Bayer US LLC for nearly 20 years, including Vice President, Head of Specialty Sales with Bayer US; Vice President of Business Insight US; and Vice President of Finance and Strategy Americas. Mr. Yang holds a Bachelor’s degree from Beijing Foreign Studies University, a Master of Economics from Nankai University, and a Masters of Business Administration from Harvard University.

The Governance Committee nominated Mr. Yang to the Board because of its belief that he brings significant experience to the Board, including experience with international companies, which supplements the Board’s skills in key areas.

DISCLOSURE: No family relationship exists among any of our director nominees or executive officers. To our knowledge, there are no pending material legal proceedings in which any of our directors or nominees for director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. To our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our directors or nominees for director during the past 10 years.

2026 Proxy Statement	19

DIRECTOR COMPENSATION
CASH COMPENSATION

Each non-employee director receives an annual retainer of $65,000. The Chair receives an additional retainer of $55,000. In addition to the annual retainer, committee chairs and members receive additional retainers as noted in the below table. All annual retainers are pro-rated for any partial year of service.

	Audit	Compensation	Governance	Risk Management
Committee Chair	$25,000	$19,500	$12,500	$12,500
Committee Member	$10,000	$7,500	$5,000	$5,000

EQUITY COMPENSATION

Each non-employee director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $100,000 (based on the closing selling price of our common stock on the grant date). Such awards generally vest over a one-year period measured from the grant date until the Company's next annual meeting, subject to continued Board service, and accelerated in full upon a change in control.

PRODUCT CREDIT

Non-employee directors are provided with $750 of credit to purchase Company products each calendar year. The amount of the product credit increased to $1,000 on January 1, 2026.

EXPENSES

Non-employee directors are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

STOCK OWNERSHIP GUIDELINES

Each non-employee director is subject to stock ownership guidelines. Under these guidelines, each non-employee director is required to maintain ownership of capital stock or an equity position in the Company of at least three times the value of the annual equity grant. Directors may obtain or hold capital stock or an equity position above what is stated in the guidelines. Compliance may be met by accumulating such equity through vested shares of RSUs; shares owned either directly or beneficially by the director; and shares held in trust for the benefit of the director or his or her immediate family member. Directors have four years to be in compliance with the stock ownership guidelines and a period of twelve months to reestablish compliance with the guidelines if they fall below the minimum ownership level.

HistaBlock®
SUPPORTS THE RESPIRATORY SYSTE
Supports Healthy Airways*
Supports Mucous Membranes*
Dietary Supplement
90 CAPSULES
HERBAL EXPERTS since 1972
NATURES SUNSHINE.
NEW LOOK!

2026 Proxy Statement	20

DIRECTOR COMPENSATION - 2025

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee director during 2025. Mr. Romanzi, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All other Compensation (2)	Total
Steven Fasching	$71,042	$100,000	$261	$171,303
Curtis Kopf	$82,500	$100,000	$—	$182,500
Katie May	$71,042	$125,000	$—	$196,042
Rick Moss (3)	$45,833	$—	$750	$46,583
Tess Roering	$84,167	$100,000	$367	$184,534
Robert Straus	$92,833	$100,000	$—	$192,833
Christopher Teets (3)	$31,667	$—	$—	$31,667
Heidi Wissmiller	$117,500	$100,000	$—	$217,500
Rong Yang (4)	$80,000	$100,000	$219	$180,219

1)
On May 5, 2025, the Board approved a grant of 8,000 RSUs for each non-executive director. In addition, Ms. May received a grant of 1,766 RSUs on February 4, 2025 in connection with her appointment to the Board. The RSUs granted to directors vest over a one-year period from the grant date until the Company's next annual shareholder meeting, subject to continued service on the Board, and accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

2)	Represents up to $750 worth of credit to purchase Company products.
3)	Both Mr. Moss and Mr. Teets resigned from the Board of Directors on April 3, 2025, and both elected not to stand for reelection.
4)	Of the fees shown being paid to Mr. Yang, $26,667 were paid to Fosun Pharma.

DIRECTOR EQUITY OWNERSHIP

The following table displays the outstanding equity awards for our sitting directors, other than Mr. Romanzi as of December 31, 2025.

Name	Outstanding Stock Awards	Outstanding Option Awards
Steven Fasching	10,869	—
Curtis Kopf	22,591	—
Katie May	9,766	—
Tess Roering	22,591	—
Robert Straus	22,591	25,000
Heidi Wissmiller	22,591	—
Rong Yang	22,591	—

2026 Proxy Statement	21

Proposal Two:
Advisory Resolution to Approve Compensation of Named Executive Officers

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this Proxy Statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Narrative Discussion of Compensation Policies, the various compensation tables, and the accompanying narrative discussion, is hereby APPROVED.

Shareholders are urged to read the "Narrative Discussion of Compensation Policies" section of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables and narrative in this Proxy Statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers. We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

In May 2023, shareholders voted to hold a "say on pay" vote annually. The next vote on the frequency of the say on pay vote will be held at the 2029 Annual Meeting.

Vote Required

Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Proposal Two is only advisory and the outcome of the vote is not binding on the Company and the Board. The Company and the Board will consider the outcome of this vote when setting compensation for the named executive officers. Abstentions and broker non-votes will have no effect on the outcome of Proposal Two.

The Board unanimously recommends a vote FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules.

2026 Proxy Statement	22

Executive Officers

NATURES SUNSHINE
Lymphatic Drainage
TRADITIONAL LYMPHATIC SUPPORT
LIQUID HERBAL EXTRACTS
Dietary Supplement
2 FL. OZ. (59 ML)
HERBAL EXPERTS since 1972

EXECUTIVE OFFICERS

Kenneth Romanzi Chief Executive Officer Role: <1 Years Tenure: <1 Years
Mr. Romanzi was appointed the Company's Chief Executive Officer in October 2025. Mr. Romanzi brings over 40 years of experience in leadership positions with companies that specialize in consumer-packaged goods (“CPG”). Mr. Romanzi is an experienced CEO and operator with a proven track record of leading transformations and driving growth at public and private companies across the CPG industry. Notably, he served as President, CEO, and a member of the Board of Directors of B&G Foods, Inc., a public company with a broad portfolio of over 50 brands. Earlier in his career, Mr. Romanzi served in a variety of C-Suite and leadership roles at prominent CPG companies such as Nabisco; The Ultimate Juice Company, including the Naked Juice brand which was subsequently acquired by PepsiCo, Inc.; Hasbro, Inc.; and Ocean Spray Cranberries, Inc. Most recently, Mr. Romanzi served as an Operating Partner for Ronin Equity Partners from May 2021 to October 2025 and a Strategic Advisor for Astara Capital Partners from September 2022 to October 2025, both private equity firms. Mr. Romanzi earned a Bachelor of Science in Finance and Accounting from Babson College, where he continues to serve as a Trustee and Chair of the Governance Committee.

Nathan Brower Executive Vice President, General Counsel and Secretary Role: 8 Years Tenure: 10 Years
Mr. Brower was appointed the Company’s Executive Vice President, General Counsel and Secretary in December 2017. Prior to his appointment as the Company’s Executive Vice President, General Counsel and Secretary, Mr. Brower served as the Company’s Senior Director, Legal Counsel from May 2015 to December 2017. He was previously Associate General Counsel at LifeVantage, Inc., a publicly-traded network marketing company, from July 2011 until May 2015. Prior to his time at LifeVantage, Mr. Brower was a securities and corporate attorney in private practice at a large multinational law firm. Mr. Brower received a Bachelor of Science degree in Economics from Weber State University and a Juris Doctor degree from the University of Idaho.

Erich Fritz Executive Director Supply Chain Role: <1 Year Tenure: <1 Year
Mr. Fritz joins Nature’s Sunshine with over 40 years of experience in operations, supply chain, and business development across leading consumer goods companies. He most recently served as Chief Operating Officer and a member of the Board of Directors at Wyandot Snacks, where he led initiatives to strengthen infrastructure, efficiency, and overall financial performance. Prior to Wyandot, Mr. Fritz was Executive Vice President and Chief Supply Chain Officer at B&G Foods, overseeing supply chain operations for over 50 brands across nine manufacturing facilities. Earlier in his career, he held senior leadership roles at Ocean Spray Cranberries, POM Wonderful, Naked Juice, and Nabisco, where he drove manufacturing excellence, major capital projects, and supply chain innovation. Mr. Fritz holds a Bachelor of Science degree in Management from St. Mary’s College of California and is named on several patents related to food and beverage processing.

Kevin Fuller Global Chief Marketing Officer Role: 1 Year Tenure: 1 Year
Named Global Chief Marketing Officer of Nature’s Sunshine in September 2024, Kevin brings nearly two decades of global marketing experience to Nature’s Sunshine. His deep understanding of the supplement industry, combined with his experience launching products, building brands, and driving customer growth strategies, will play a pivotal role in advancing Nature’s Sunshine’s strategies. Kevin joined Nature’s Sunshine from Helo Health, where he served as President & Chief Marketing Officer. Prior to this, he was CEO & Chief Marketing Officer at MacuVu Macular Health. Earlier in his career, he served as Senior Vice President of Global Product & Brand for NuSkin and held key marketing roles at Pharmanex and USANA. Kevin holds an MBA from Brigham Young University, a B.S. in Biology from the University of Utah, and he was a member of the Kellogg school’s Executive Education Program for Digital Marketing. An accomplished, 3-time All-American triathlete and member of the 2023 USA World Championship Triathlon team, Kevin is also a member of the Advisory Board of Unleash Health.

2026 Proxy Statement	24

Kevin Herbert Executive Vice President, President North America Role: 2 Years Tenure: 2 Years
Having joined Nature’s Sunshine as Executive Vice President, President North America in June 2023, Kevin Herbert brings over 25 years of global experience in leading transformation and growth. He has served in numerous executive and senior leadership positions for well-known companies like Samsung, Borden, Hain Celestial, White Wave Foods, and Procter & Gamble where he built high-performing teams to drive business growth. Kevin joined Nature’s Sunshine from Crossmark, where he led their Natural Specialty Channel to realize significant year-over-year growth. Kevin will lead his team to drive sustainable growth, expand the company’s specialty retail and digital footprint, and build the next generation of nutritional health practitioners. He holds a Master’s Degree in Management with a concentration in Finance, Marketing and Organizational Behavior from Northwestern’s J.L. Kellogg Graduate School of Management and a Bachelor’s Degree in Business Administration of the University of Notre Dame.

Shane Jones Executive Vice President, Chief Financial Officer Role: 3 Years Tenure: 3 Years
Mr. Jones most recently served as Chief Financial Officer at FullSpeed Automotive, an international automotive aftermarket repair company with over 700 locations since January 2022. Prior to that role, Mr. Jones served as Chief Financial Officer of three different private equity owned, direct-to-consumer companies. From January 2020 until August 2021, he was CFO of West Marine, from February 2018 until February 2019, he served as CFO and COO of 1-800 Contacts, and from December 2015 until February 2018 he was CFO of Backcountry.com. Prior to 2015, Mr. Jones served in senior leadership roles at various retail and direct-to-consumer brands including Amazon.com, Limited Brands, and Yum! Brands. Mr. Jones holds a Master of Business Administration and a Bachelor of Science degree in Finance from Brigham Young University.

Daniel Norman Executive Vice President, President Asia Role: 6 Years Tenure: 21 Years
Mr. Norman serves as Executive Vice President, President Asia. Prior to this role, he served as President of Synergy Worldwide since September 2007. Prior to serving as President at Synergy his roles included Vice President of Operations and Vice President of Information Systems. Prior to joining Synergy, Mr. Norman served as a Senior Manager of European Operations at Tahitian Noni International from 1998 through September 2004.

Jason Roberts Vice President, Global Human Resources Role: <1 Year Tenure: 2 Years
Mr. Roberts serves as Nature's Sunshine’s Vice President of Global Human Resources. He was the Company’s Senior Director of Global Human Resources for two years before being appointed to the Vice President role in August of 2025. Before joining the Company, Mr. Roberts spent eight years at Venafi, Inc., where he held multiple senior leadership positions, including Senior Director of Team Member Experience and Services. In this role, he oversaw the development of a global strategy for total rewards, people systems, and team member experience. Before Venafi, Mr. Roberts served as Vice President of Human Resources at Xi3 Corporation, where he led the startup through its hyper-growth phase, expanding from 20 to over 200 employees. Mr. Roberts attended the University of Utah and Universidad Internacional, earning a minor in Spanish, before later earning a Bachelor’s degree in Accounting from the University of Phoenix.

2026 Proxy Statement	25

Bryant Yates Executive Vice President, President Europe Role: 6 Years Tenure: 27 Years
Mr. Yates currently serves as Executive Vice President, President-Europe. Prior to this Mr. Yates has served as President-RCEE & Wholesale, Executive Director-International of Nature’s Sunshine, Director-International-Europe/Middle East and General Manager of Nature’s Sunshine Products of Russia, an affiliate of the Company. Mr. Yates has been employed by the Company since 1999.

NARRATIVE DISCUSSION OF COMPENSATION POLICIES

SUMMARY

We have designed our compensation program to reward our executives under a pay-for-performance philosophy, align with shareholder value creation, and maintain a level of compensation that allows us to attract and retain our executive team. This Narrative Discussion of Compensation Policies discloses the programs and decisions surrounding the compensation of our Named Executive Officers in 2025 ("NEOs"). We explain how our Compensation Committee of our Board made decisions related to the compensation of our NEOs during 2025, and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also address any actions taken regarding executive compensation after the end of 2025 that could affect a fair understanding of our NEOs' compensation during 2026.	2025 Named Executive Officers
	Kenneth Romanzi (1)	Chief Executive Officer
	Shane Jones	Executive Vice President, Chief Financial Officer
	Daniel Norman	Executive Vice President, President Asia
	Terrence Moorehead (2)	Former, Chief Executive Officer

1)	Mr. Romanzi was appointed to be the Company's Chief Executive Officer effective October 29, 2025.
2)	Mr. Moorhead's employment with the Company was terminated effective October 28, 2025.

OUR 2025 PERFORMANCE

Our 2025 performance can be summarized as follows:

•Consolidated net sales increased by 2.7% compared to 2024 to $480.1 million in 2025. Excluding the unfavorable impact of foreign currency exchange rate fluctuations, consolidated net sales for the year ended December 31, 2025 would have increased by 5.3 percent from 2024, as the US Dollar strengthened against most currencies. We measure annual results using local currency and exclude the impact of foreign exchange rates using budgeted exchange rates when assessing our annual financial results for annual incentive compensation purposes because foreign exchange rates are viewed as outside the control of the executive team and utilizing local currency provided a better view into the actual growth from operations.

•Adjusted EBITDA was up at $49.4 million in 2025 from $41.5 million the prior year. We define adjusted EBITDA, which is a non-GAAP financial measure, as net income/loss from continuing operations before taxes, depreciation, amortization, and other income/loss adjusted to exclude share-based compensation expense and certain unusual (noted) adjustments for non- budgeted costs deemed appropriate by the Board of Directors. A reconciliation of net income to adjusted EBITDA is provided at the end of this Proxy Statement.

2026 Proxy Statement	26

COMPENSATION POLICIES AND PRACTICES
We incorporate various compensation policies and practices to achieve the objectives as outlined in the table below.

Base salary	To recognize the performance of job responsibilities and attract and retain qualified executives.
Annual performance-based compensation	To promote our annual performance and reward individual accomplishments and contributions.
Long-term equity incentive awards	To emphasize our long-term performance and employment, while also aligning each executive's interests with those of our shareholders.
Defined contribution retirement plans	To provide opportunity for tax-efficient savings and long-term financial security.
Severance arrangements	To attract and retain by outlining the Company's obligations if there is a termination event and to protect the Company with a release and through restrictive covenants after termination.
Benefits and perquisites	To attract and retain, in a cost-efficient manner, by providing benefits with high perceived values at relatively low cost.
Hedging, pledging and short sale prohibitions	Prohibit hedging transactions, put and call options, pledging stock or holding stock in margin accounts.

The Compensation Committee evaluates and strives to achieve the above objectives by:

•Establishing a compensation structure that is competitive, fair, and dependent on short-term and long-term performance;

•Linking a substantial portion of compensation to our financial performance or stock price performance with consideration given to individual contributions;

•Providing long-term equity-based incentives and encouraging direct share ownership, as well as ownership guidelines that provide an incentive for NEOs to consider long-term value maintenance in addition to growth.

We utilize a combination of cash and equity incentive programs under which the compensation of our NEOs varies with our financial performance. The general objective is to balance long-term equity compensation with short-term cash compensation, but there is no target compensation level that applies to all NEOs. The actual levels at which we set compensation for a particular NEO may vary based on our overall financial performance, a particular segment's performance, and an evaluation of each NEO's individual performance level, experience, and his or her potential contribution to our future growth. Also, actual compensation earned at the end of every performance period may be below the target level if performance is below our annual and multi-year performance goals.

2026 Proxy Statement	27

SETTING EXECUTIVE COMPENSATION
Primary compensation decisions for each year, including base salary adjustments, the determination of target annual cash incentive opportunities, and long-term equity incentive awards are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. Decisions in 2025 were made in the first quarter of 2025. The Compensation Committee works with management to set all non-CEO executive compensation and also recommends to our Board the base salary, annual cash incentive target, and equity incentive awards for our Chief Executive Officer. The Board considers these recommendations in setting the Chief Executive Officer's compensation.

The Compensation Committee considers the following principal factors when setting annual NEO compensation levels:

•Comparison of our performance against certain operating and qualitative goals identified in our operating and strategic plans;

•Market compensation data (reviewed from time to time);

•Our Chief Executive Officer's recommendations for the other NEOs;

•Individual performance as assessed by the Compensation Committee with input from the Chief Executive Officer as to the NEOs other than himself, and

•Tenure, scope of responsibilities, experience and qualifications, future potential, and internal pay equity.

IMPACT OF SAY-ON-PAY VOTE

The most recent shareholder advisory vote on executive officer compensation was held on April 30, 2025. Of the votes cast, 78 percent of the shares that voted for or against were in favor of the compensation of the NEOs, as that compensation was disclosed in the Narrative Discussion of Compensation Polices and the various compensation tables and narrative that appeared in our Proxy Statement dated March 20, 2025. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to our compensation philosophies, policies, and practices for the remainder of 2025.

ROLE OF MANAGEMENT

Our Chief Executive Officer presents his recommendations for base salaries, annual cash incentive, and equity grants for the NEOs (other than himself) to the Compensation Committee. These recommendations are generally based on an NEO's expected role in our strategic plan, our performance measured in terms of the sales revenue, and adjusted EBITDA levels attained by the segment for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the NEO's performance against individual performance objectives and the comparative analysis of our compensation practice to market for each NEO. The Compensation Committee discusses these recommendations with the Chief Executive Officer and makes the final determination on the base salaries, annual cash incentive, and equity grants. In 2026, the Compensation Committee provided its independent recommendation to the Board for the compensation of our new CEO, Mr. Romanzi, following an arms-length negotiation at the end of a robust search process.

ROLE OF EXTERNAL ADVISOR

The Compensation Committee engaged the services of F.W. Cook to conduct an independent comprehensive benchmark study of our executive compensation practices against other comparable public companies in our industry. In August 2024, this review was updated for new decisions in 2025. F.W. Cook provided the 2022 Executive Compensation Report, which was used to assist with the 2025 compensation decisions.

MARKET BENCHMARKING

The Compensation Committee engaged F.W. Cook to conduct a study with a peer group consisting of 15 publicly traded U.S. based specialty retail and personal product companies to perform new market comparisons of our executive compensation program and to prepare its 2022 Executive Compensation Report for setting 2022, 2023, and 2024 compensation. The companies in the peer group were chosen in consultation with the Compensation Committee based on objective industry classifications, annual revenue, and market capitalization during 2020 (the time at which they made pay decisions disclosed in the compensation section of their 2021 proxy statements). The peer group data collected in 2022 was re-used as background

2026 Proxy Statement	28

for 2023 and 2024 decisions, and the peer group companies are called "2023 peer group companies." The data was updated in the middle of 2024 to support 2025 decisions.

2023 peer group companies are listed below.

BellRing Brands	Lifetime Brands	Medifast	Sun Opta
Calavo Growers	LifeVantage	Nu Skin	Tupperware Brands
e.l.f. Beauty	Lifeway Foods	PetMed Express	USANA Health Sciences
Land's End	Limoneira	SpartanNash Company

The 2024 peer group removed two peers and added three new peers, listed below.

Calavo Growers	LifeVantage	Nu Skin	SunOpta
Honest Company	Lifeway Foods	Oil-Dri of America	Tupperware Brands
Lands' End	Limoneira	PetMed Express	USANA Health Sciences
Lifetime Brands	Medifast	SpartanNash Company	Vital Farms

ELEMENTS OF COMPENSATION

Each NEO's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon overall Company or segment financial performance, and (iii) participation in long-term, stock-based incentive awards in the form of RSUs and performance-contingent RSUs (PRSUs). In addition, the NEOs are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for NEOs (salary, annual cash incentive, and equity) is designed to achieve one or more of our overall objectives in creating a competitive level of compensation, tying compensation to individual and company performance and establishing a meaningful and substantial link between each NEO's compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the CEO's compensation and that of the other NEOs. Instead, the mix of compensation for each NEO is based on a review of available data and a subjective analysis of that individual's performance and contribution to our financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

BASE SALARY

Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year. The Compensation Committee reviews base salaries for our NEOs each year. Based on the market data reviewed in 2024, the competitiveness of their current base salaries and our performance during 2023, the base salaries for each NEO were set in 2025 as provided in the adjacent table. For the non-CEO NEOs, the Compensation Committee also considers the recommendation of the CEO.

Name	2025 Base Salary
Terrence Moorehead (1)	$832,000
Shane Jones	$478,400
Daniel Norman	$446,250

1)	Mr. Moorhead's employment with the Company was terminated October 28, 2025.

2026 Proxy Statement	29

In early 2025 our Compensation Committee reviewed the 16 companies in the 2024 peer group. Based on this review, Mr. Moorehead's salary was unchanged, Mr. Jones's salary was increased to $478,400, and Mr. Norman's salary was increased to $446,250.

Pursuant to the employment agreement entered into between the Company and Mr. Romanzi effective October 10, 2025, Mr. Romanzi's base salary is $ 850,000.

The salary for former CEO, Mr. Moorehead and the salary for our new CEO, Mr. Romanzi, were both set below the median salary level in the peer group used as reference data in the 2024 compensation review.

ANNUAL CASH INCENTIVE
The annual cash incentive program is designed to reward our NEOs for achieving or exceeding our annual goals.

Name	Target Cash Incentive as a percentage of base salary
Terrence Moorehead	105%
Kenneth Romanzi (1)	100%
Shane Jones	70%
Daniel Norman	60%

1)
Mr. Romanzi's bonus was guaranteed at target for his pro-rata service period as part of his new hire package. His guaranteed pro-rata bonus was paid at the time of other employee bonuses. His bonus in 2026 is not guaranteed.

For 2025, the Compensation Committee adopted an annual cash incentive program for the NEOs based on the attainment of corporate financial performance goals.

As part of the annual cash incentive program, the Compensation Committee retained the discretion to increase or decrease the annual cash incentive amount to be paid to any individual under the cash incentive plan by up to 10% of that person’s target, based on its subjective evaluation of general corporate and individual performance. The Committee made some discretionary adjustments in 2025 related to foreign exchange and other non-material, non-recurring items.

2025 Performance Goals

For Mr. Moorehead and Mr. Jones, 100% of the potential 2025 cash incentive award was based on corporate financial performance goals for 2025, which consisted of a 50/50 mix of our corporate revenue and adjusted EBITDA with foreign exchange rates set to the original budget to support the goal of rewarding achievable operating performance without the effect of foreign exchange rates that are viewed as outside the control of the executive team. Revenue was chosen as a metric to reward growth that is necessary to drive the multi-year performance objectives, while adjusted EBITDA was included to reward both revenue and profit growth, including control of expenses incurred in driving that growth, among other factors. For Mr. Norman, a 50/50 mix of 2025 corporate revenue and adjusted EBITDA goal achievement was weighted 40 percent for calculating his bonus and a 50/50 mix of revenue and adjusted EBITDA results for only the Asia Pacific Region that he leads reflected the other 60 percent to reward performance within his control. The funding formula for the three NEOs was designed to provide a different bonus payout as a percentage of their target bonus opportunity as financial performance increased or decreased around the goals (linear interpolation for performance between the points shown).

2025 Corporate Financial Performance Goals (100 percent CEO and EVP CFO; 40 percent Mr. Norman)
2025 Revenue ($) (000)	445,900	462,950	470,000	476,780	483,560	490,340	497,120	503,900
Payout Percentage	25.0%	62.5%	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%
2025 Adjusted EBITDA ($) (000)	41,570	42,790	44,000	45,440	46,870	48,310	49,750	51,190
Payout Percentage	25.0%	62.5%	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%

2026 Proxy Statement	30

2025 Asia Financial Performance Goals (60 percent Mr. Norman)
2025 Revenue ($) (000)	209,800	214,600	219,400	222,500	225,700	228,800	232,000	235,100
Payout Percentage	25.0%	62.5%	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%
2025 Adjusted EBITDA ($) (000)	38,400	40,300	42,300	43,400	44,600	45,800	47,000	48,100
Payout Percentage	25.0%	62.5%	100.0%	120.0%	140.0%	160.0%	180.0%	200.0%

2025 Annual Cash Incentive Payout

In 2025, adjusted for foreign exchange rates, corporate revenue was $480,104, and our adjusted EBITDA was $47,344. The revenue in the APAC region was $222,763, and the adjusted EBITDA in the APAC region was $43,998. Based on this 2025 performance, the Compensation Committee approved payment of an annual cash incentive to our NEOs related to our financial performance goals as outlined in the below table. A reconciliation of net income to adjusted EBITDA is provided at the end of this Proxy Statement.

Name	Metric	Weighting (%)	Target Cash Bonus ($) (000)	Payout Earned ($) (000)	Payout as % of Target
Terrence Moorehead (1)	Corporate Revenue	50%	360,211	467,576	130%
	Corporate Adjusted EBITDA	50%	360,210	527,992	147%
		100%	720,421	995,568	138%
Shane Jones	Corporate Revenue	50%	167,440	217,348	130%
	Corporate Adjusted EBITDA	50%	167,440	245,431	147%
		100%	334,880	462,779	138%
Dan Norman	Region Revenue	30%	80,325	97,712	122%
	Region Adjusted EBITDA	30%	80,325	104,401	130%
	Corporate Revenue	20%	53,550	69,511	130%
	Corporate Adjusted EBITDA	20%	53,550	78,493	147%
		100%	267,750	350,117	131%

1)	Mr. Moorhead's cash incentive is prorated based upon his last day of employment being October 28, 2025.

LONG-TERM INCENTIVE AWARDS

We provided long-term, stock-based incentive awards in the form of RSUs and PRSUs pursuant to the Nature’s Sunshine Products, Inc. Amended and Restated 2012 Stock Incentive Plan (the “2012 Incentive Plan”). Equity target values were split with 50% of awards granted in the form of RSUs and 50% in PRSUs.

2026 Proxy Statement	31

			Adjusted EBITDA Awards (2)		Relative TSR Awards (2)
Name	Number of Restricted Stock Units (#)	RSU Intended Grant Value ($)	Number of PRSUs Grant (at target) (#)	Intended Grant Value (at target) ($)	Number of PRSUs Grant (at target) (#)	Intended Grant Value (at target) ($)	Total Long Term Incentive Value ($)
Ken Romanzi (1)	102,881	1,500,004	51,440	749,997	47,262	749,999	3,000,000
Terrence Moorehead	49,389	727,994	24,695	364,004	20,877	364,014	1,456,012
Shane Jones	19,474	287,047	9,737	143,523	8,231	141,332	571,902
Dan Norman	16,651	245,436	8,326	122,725	7,039	122,737	490,898

1)	Mr. Romanzi's award was a new hire equity award to attract his employment from outside the Company and it is not expected that his 2026 grant will be as great.
2)	The total value stated in our Summary Compensation table reflects the maximum value of the grant at 150% of target verse at 100% of target in the table above.

2025 Time-Based RSU Awards
In 2025, we granted time-based RSUs to Mr. Moorehead, Mr. Jones, and Mr. Norman on March 10, 2025 and to Mr. Romanzi on November 4, 2025. All RSUs vest in three equal installments over each year of service, measured from the grant date, and subject to the NEOs continued employment with the Company. The number of time-based RSUs granted to each NEO was determined by dividing the dollar value of the grant amount by our closing stock price on the grant date.

2025 PRSU Awards
The Compensation Committee believes that performance-based equity rewards good long-term decision making, value creation, and aligns shareholder and management interests. PRSUs were granted to Mr. Moorehead, Mr. Jones, and Mr. Norman on March 10, 2025 and to Mr. Romanzi on November 4, 2025. These PRSUs were split between PRSUs that vest upon achievement of four adjusted EBITDA targets, reflecting substantial growth over 2024 adjusted EBITDA, and that vest upon the achievement of relative total shareholder return.

For the Adjusted EBITDA awards, achievement is complete upon Compensation Committee certification of rolling four fiscal-quarter adjusted EBITDA, subject to any Compensation Committee-approved adjustments consistent with past practices. All targets must be achieved before December 31, 2027 and are considered challenging. The PRSUs do not expire until March 10, 2028 and until November 4, 2028 for Mr. Romanzi. The PRSUs may be earned for achieving each of the four trailing four fiscal quarter adjusted EBITDA hurdles. Achieving the first two adjusted EBITDA targets can result in earning 100 percent of the target value. Achieving the last two targets, which are deemed to be a significant stretch, can result in earning 150% of target value. The shares earned for hurdle achievement vest 50 percent upon achievement and 50 percent on the anniversary of the certification, subject to the NEOs continued employment.

For the relative TSR awards, achievement is complete upon Compensation Committee certification of achieving total shareholder returns over both a 24 month and 36 month period. The PRSUs do not expire until March 10, 2028 and until November 4, 2028 for Mr. Romanzi. Relative performance is measured against a peer group of consumer facing R2000 constituents. The R2000 peer group is locked at the grant date and will not be altered for annual index reconstitution. The calculation uses 20-day average closing prices at the start end of the program for the Company's and its index peers. The targets allow participants to earn up to 150% of the target value. The shares earned for hurdle achievement vest 50 percent upon achievement and 50 percent on the anniversary of the certification, subject to the NEOs continued employment.

	Nature's Sunshine vs R2000 Peer Group	% of Target Earned
Maximum	85th Percentile	150%
	75th Percentile	133%
	65th Percentile	117%
Target	55th Percentile	100%
	45th Percentile	80%
	35th Percentile	60%
Threshold	30th Percentile	50%

2026 Proxy Statement	32

BENEFITS AND PERQUISITES

Perquisites are not a significant component of our executive compensation program. We provide both Mr. Romanzi and Mr. Moorehead the following benefits, which are not provided to the other NEOs: (i) a $1,500 per month car allowance; (ii) reimbursement of the cost of an annual executive physical examination; and (iii) $1,000,000 in additional term life insurance coverage above what we provide to similarly-situated employees.

OTHER PROGRAMS

Our executive officers, including our NEOs, are eligible to participate in our 401(k) employee savings plan, medical plans, non-qualified deferred compensation, and other benefit plans on the same basis as all other regular U.S. employees.

GOVERNANCE AND OTHER CONSIDERATIONS

STOCK OWNERSHIP GUIDELINES

Each of our NEOs is subject to stock ownership guidelines. Under these guidelines, each NEO is required to maintain ownership of capital stock or an equity position in the Company.

Role	Minimum Stock Ownership
Chief Executive Officer	3x annual base salary
Chief Financial Officer	2x annual base salary
All other NEOs	1x annual base salary

NEOs may obtain or hold capital stock or an equity position above what is stated in the guidelines. The minimum equity position must be achieved within four years of becoming subject to the guidelines. Compliance may be met by accumulating such equity through vested shares of RSUs shares owned either directly or beneficially by the NEO and shares held in trust for the benefit of the NEO or his or her immediate family member. All NEOs currently satisfy the stock ownership guidelines. In addition to supporting long-term alignment with shareholders, we believe the stock ownership guidelines that apply to our NEOs moderate the incentive to take excessive risk. A copy of our stock ownership guidelines can be found at https://ir.naturessunshine.com/corporate-governance/governance-documents, as Attachment B to our Corporate Governance Guidelines.

CLAWBACK

Our Incentive Compensation Recovery Policy (the "Clawback Policy"), provides for the recovery of erroneously awarded incentive compensation if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the federal securities. The Clawback Policy is designed to comply with Section 10D of the Exchange Act, related rules and the NASDAQ listing standards or any other securities exchange on which the Company’s shares are listed in the future. A copy of the Clawback Policy can be found at https://ir.naturessunshine.com/corporate-governance/governance-documents.

TIMING OF CERTAIN EQUITY AWARDS

Equity awards are subject to the Company's Equity Grant Guidelines as approved on August 2, 2023. Equity awards are discretionary and are generally granted to our named executive officers on the third business day following approval at the March meeting of the Compensation Committee and Board each year. Awards to non-employee directors, if any, are granted on the third business day following approval at the May meeting of the Compensation Committee and Board each year. We did not grant any stock options, stock appreciation rights or similar awards under the 2012 Incentive Plan and we do not currently plan to grant stock options, stock appreciation rights or other similar appreciation-based awards as incentive compensation to any executive officer, non-employee director or employee. Our Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

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INSIDER TRADING

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted an insider trading policy (the "Insider Trading Policy") governing transactions in our securities by our directors, employees, contractors, consultants and other personnel providing services to us, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and NASDAQ listing standards. While the Company has not adopted a formal policy governing insider trading restrictions on the Company itself, as a matter of practice the Company observes the same procedures and restrictions, including the potential existence of material non-public information, with respect to transactions by the Company in its securities, including repurchases of common stock. A copy of our Insider Trading Policy can be found at https://ir.naturessunshine.com/corporate-governance/governance-documents.

HEDGING AND PLEDGING SHARES

Our Insider Trading Policy prohibits executive officers, as well as our Board, from entering into hedging transactions (such as put and call options) that could lock-in or protect the value of their equity compensation awards. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings. Executive officers are also prohibited from pledging their stock or holding such stock in margin accounts.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1.0 million paid in any taxable year to each “covered employee,” consisting of the CEO, CFO, and the three other highest-paid executive officers (once a person becomes a “covered employee” the person remains a covered employee under Section 162(m) with respect to payments made even after the person has ceased to be an officer or employee). Accordingly, compensation paid in excess of $1.0 million to covered employees will not be deductible. The compensation paid to our NEOs for 2025 did not exceed the $1.0 million threshold per officer, except for Mr. Moorehead and Mr. Jones. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that it is possible that the compensation payable to our NEOs will exceed the $1.0 million limit under Section 162(m) in one or more future years.

We believe that in establishing the cash and equity incentive compensation programs for our NEOs, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more NEOs with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the NEOs essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

COMPENSATION RISK ASSESSMENT

Our compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. No single incentive opportunity is outsized in absolute terms or relative to other incentives for any employees. We do not believe that our compensation programs and incentives are reasonably likely to encourage excessive risk-taking that could harm the Company.

2026 Proxy Statement	34

SUMMARY COMPENSATION TABLE
The following table and footnotes show information regarding the total compensation of each NEO for 2025, 2024, and 2023.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan (3) ($)	All Other Compensation (4) ($)	Total ($)
Ken Romanzi (5) President and Chief Executive Officer	2025	107,885	—	3,600,562	—	147,836	7,597	3,863,880
	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—
Terrence Moorehead (6) Former President and Chief Executive Officer	2025	726,400	—	1,820,159	—	995,568	42,859	3,584,986
	2024	832,000	—	1,456,000	—	525,034	43,492	2,856,526
	2023	800,000	—	1,400,002	—	1,279,200	42,677	3,521,879
Shane Jones Executive Vice President, Chief Financial Officer	2025	474,437	—	727,994	—	462,779	17,561	1,682,771
	2024	460,000	—	552,000	—	193,522	14,994	1,220,516
	2023	430,000	150,000	515,993	—	412,542	14,536	1,523,071
Dan Norman Executive Vice President, President Asia	2025	441,673	—	613,673	—	350,117	15,355	1,420,818
	2024	425,000	—	425,000	—	230,407	14,805	1,095,212
	2023	—	—	—	—	—	—	—

1)
Amounts for 2025 include amounts that were deferred from the executive salaries into the 401(k) plan in 2025, as follows: Mr. Romanzi- $0; Mr. Moorehead-$23,500; Mr. Jones-$23,500; and Mr. Norman-$23,500.

2)
Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2025 Annual Report on Form 10-K filed with the SEC on March 10, 2026, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The aggregate grant date fair value of the 2025 Performance-Based RSUs, assuming achievement of the maximum performance level, would be: Mr. Romanzi-$2,816,000; Mr. Moorehead-$1,092,200; Mr. Jones-$430,600; and Mr. Norman-$368,200.

3)
For a detailed discussion of payments made under our annual cash incentive program, see the section above entitled “Narrative Discussion of Compensation Policies-Annual Cash Incentive” except for Mr. Romanzi. Mr. Romanzi's bonus was guaranteed at target for his pro-rata service period pursuant to his employment agreement. His guaranteed pro-rata bonus was paid at the time of other employee bonuses. His bonus in 2026 is not guaranteed.

4)	“All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2025. The amounts disclosed are the actual costs of providing these benefits.
5)	Mr. Romanzi's employment with the Company began October 29, 2025.
6)	Mr. Moorhead's employment with the Company was terminated October 28, 2025.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Product Credit ($) (A)	Miscellaneous Other ($) (B)	Total ($)
Ken Romanzi	—	3,869	728	3,000	7,597
Terrence Moorehead	12,075	12,784	—	18,000	42,859
Shane Jones	12,075	4,823	663	—	17,561
Dan Norman	12,075	2,482	798		15,355

A)	Includes product credit up to $750 for each NEO.
B)	Includes $3,000 and $18,000 automobile allowance for Mr. Romanzi and Mr. Moorehead, respectively.

2026 Proxy Statement	35

OUTSTANDING EQUITY AWARDS AT YEAR-END
The following table provides certain summary information concerning outstanding equity awards held by the NEOs as of December 31, 2025.

			Equity Incentive Plan Awards
Name	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units or Other Rights Not Vested ($)(1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units or Other Rights Not Vested ($)(1)
Ken Romanzi	102,881	2,220,172	—	—	(2)
	—	—	77,160	1,665,113	(3)
	—	—	70,893	1,529,871	(4)
Total	102,881	2,220,172	148,053	3,194,984

Terrence Moorehead	—	—	93,006	2,007,069	(5)
	21,725	468,826	—	—	(6)
	—	—	54,314	1,172,096	(7)
	28,152	607,520	—	—	(8)
	—	—	42,227	911,259	(9)
	49,389	1,065,815	—	—	(10)
	—	—	37,043	799,388	(11)
	—	—	31,316	675,799	(12)
Total	99,266	2,142,161	257,906	5,565,611

Shane Jones	8,007	172,791	—	—	(6)
	—	—	20,018	431,988	(7)
	10,673	230,323	—	—	(8)
	—	—	16,009	345,474	(9)
	19,474	420,249	—	—	(10)
	—	—	14,606	315,197	(11)
	—	—	12,347	266,448	(12)
Total	38,154	823,363	62,980	1,359,107

Dan Norman	—	—	23,251	501,757	(5)
	5,431	117,201	—	—	(6)
	—	—	13,578	293,013	(7)
	8,216	177,301	—	—	(8)
	—	—	12,326	265,995	(9)
	16,651	359,329	—	—	(10)
	—	—	12,489	269,513	(11)
	—	—	10,559	227,863	(12)
Total	30,298	653,831	72,203	1,558,141

2026 Proxy Statement	36

1)	The market value of the restricted stock units reported in this column is based on the closing market price of our stock on December 31, 2025, which was $21.58.
2)
RSUs vest in three equal annual installments over each year of service measured from November 4, 2025, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

3)
RSUs vest 50% upon achievement and the remaining 50% within one year of achievement based upon the achievement of four Adjusted EBITDA targets over a rolling 12-month period and must be achieved on or before December 31, 2028. These RSUs are conditionally subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

4)
RSUs vest upon achievement of relative total shareholder return targets over both a 24 month and 36 month performance period measured from October 10, 2025. Relative performance will be measured against a peer group of consumer facing R2000 constituents. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

5)
RSUs vest 50% upon achievement and the remaining 50% within one year of achievement based upon the achievement of four Adjusted EBITDA targets over a rolling 12-month period and must be achieved on or before December 31, 2026. These RSUs are conditionally subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

6)
RSUs vest in three equal annual installments over each year of service measured from April 20, 2023, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

7)
RSUs vest 50% upon achievement and the remaining 50% within one year of achievement based upon the achievement of three Adjusted EBITDA targets over a rolling 12-month period and must be achieved on or before December 31, 2026. These RSUs are conditionally subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

8)
RSUs vest in three equal annual installments over each year of service measured from March 11, 2024, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

9)
RSUs vest 50% upon achievement and the remaining 50% within one year of achievement based upon the achievement of four Adjusted EBITDA targets over a rolling 12-month period and must be achieved on or before March 11, 2027. These RSUs are conditionally subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

10)
RSUs vest in three equal annual installments over each year of service measured from March 10, 2025, subject to the executive’s continued employment with the Company. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

11)
RSUs vest 50% upon achievement and the remaining 50% within one year of achievement based upon the achievement of four Adjusted EBITDA targets over a rolling 12-month period and must be achieved on or before March 10, 2028. These RSUs are conditionally subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

12)
RSUs vest upon achievement of relative total shareholder return targets over both a 24 month and 36 month performance period measured from March 10, 2025. Relative performance will be measured against a peer group of consumer facing R2000 constituents. These RSUs are subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change in control of the Company.

2026 Proxy Statement	37

PAY VERSUS PERFORMANCE DISCLOSURE
The following table sets forth information regarding the Company’s performance and the compensation actually paid to our NEOs, as calculated in accordance with SEC disclosure rules.

	Summary Compensation Table Total for CEO (2)		Compensation Actually Paid to CEO (3)
Year (1)	CEO	Prior CEO	CEO	Prior CEO	Average Summary Compensation Table Total for non-CEO NEOs (2)	Average Compensation Actually Paid to non-CEO NEOs (3)	Value of Initial Fixed $100 Investment Based On: (4) Total Shareholder Return	Net Income ($ Thousands)
2025	3,863,880	3,584,986	2,507,963	3,989,398	1,551,795	1,653,021	$259.38	20,451
2024	—	2,856,526	—	(138,316)	1,157,864	378,864	$78.82	7,892
2023	—	3,521,879	—	6,671,980	1,295,532	2,280,896	$122.12	16,416

1)
Names of PEO and NEOS by Year:
2025 - PEO: Ken Romanzi, Terrence Moorehead; NEOs: Shane Jones, Dan Norman
2024 - PEO: Terrence Moorehead; NEOs: Shane Jones, Dan Norman
2023 - PEO: Terrence Moorehead; NEOs: Shane Jones, Martin Gonzalez

2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for Mr. Moorehead and (ii) the average of the total compensation reported in the Summary Compensation Table for the NEOs listed in footnote 1 for each applicable year.

3)
To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Romanzi and Mr. Moorehead and for the average of the other NEOs is set forth in the table below titled "Adjustments to Calculate Compensation Actually Paid to PEO and Average Compensation Actually Paid to Other NEOs."

4)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2022 in our common stock. Historical stock price performance is not necessarily indicative of future stock price performance.

ADJUSTMENTS TO CALCULATE COMPENSATION ACTUALLY PAID TO CEO AND AVERAGE COMPENSATION ACTUALLY PAID TO OTHER NEOs

	2025			2024		2023
Adjustments	PEO	Former PEO	NEOs (1)	PEO	NEOs (1)	PEO	NEOs (1)
Summary Compensation Table Total	3,863,880	3,584,986	1,551,795	2,856,526	1,157,864	3,521,879	1,295,532
Adjustments for stock awards and option awards
(Deduct): Aggregate value for stock awards and option awards included in Summary Compensation Table Total for the covered fiscal year	(3,600,562)	(1,820,159)	(670,834)	(1,456,000)	(488,500)	(1,400,002)	(445,496)
Add: Fair value at year end of awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	2,244,645	939,434	343,572	(217,894)	(75,237)	2,253,821	717,189

2026 Proxy Statement	38

	2025			2024		2023
Adjustments	PEO	Former PEO	NEOs (1)	PEO	NEOs (1)	PEO	NEOs (1)
Summary Compensation Table Total	3,863,880	3,584,986	1,551,795	2,856,526	1,157,864	3,521,879	1,295,532
Add (Deduct): Year-over-year change in fair value at covered fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the covered fiscal year end	—	1,656,814	406,581	(908,921)	-200,602	2,118,079	573,649
Add: Vesting date fair value of awards granted and vested during the covered fiscal year	—	—	—	—	—	—	—
Add (Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the covered fiscal year	—	(279,427)	35,407	39,419	(11,926)	178,203	140,022
(Deduct): Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year	—	(92,250)	(13,500)	(451,446)	(2,735)	—	—
Add: Dividends or other earnings paid on awards in the covered fiscal year prior to vesting if not otherwise included in the Summary Compensation Table Total for the covered fiscal year	—	—	—	—	—	—	—
Compensation Actually Paid (as calculated)	2,507,963	3,989,398	1,653,021	(138,316)	378,864	6,671,980	2,280,896

1)	Amounts presented are averages for the entire group of other NEOs in each respective year.
PAY VERSUS PERFORMANCE NARRATIVE

The following information is provided as a description of the relationship between the information presented in the Pay versus Performance Table above regarding compensation actually paid and each of the results in Total Shareholder Return ("TSR") and Net Income.

We have not historically utilized TSR or Net Income in our executive compensation program. However, we do utilize other corporate performance and financial measures to align executive compensation with our short- and long- term performance and our shareholder interests. Our compensation program supports a pay-for-performance philosophy, aligns with shareholder value creation, and maintains a level of compensation that allows us to attract and retain the best available executive team. As described in the Narrative Discussion of Compensation Policies section above, part of our executive compensation program focuses annual corporate goals and objectives in addition to equity awards that incentivize long term value creation.

The most common and important measures we used to link executive compensation actually paid to our performance are:

•Annual Corporate Revenue
•Adjusted EBITDA

2026 Proxy Statement	39

As demonstrated in the graphs below, the amount of compensation actually paid to Mr. Romanzi and Mr. Moorehead and the average amount of compensation actually paid to our NEOs as a group, excluding Mr. Moorehead, is generally aligned with our profitability over the two years presented as measured based on TSR and Net Income.

*All compensation and net income amounts in ($) millions.

2026 Proxy Statement	40

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE IN CONTROL
The benefits and payments that our NEOs could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows.

VOLUNTARY TERMINATION AND TERMINATION FOR CAUSE

If any of our NEOs voluntarily resign without good reason or if an NEO's employment is terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the NEO under his or her employment agreement other than what has been accrued and vested in the benefit plans discussed above in this Proxy Statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards and any such awards that had not already vested would be forfeited.

TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON

Under our employment agreements with our NEOs, in the event that his or her employment is terminated by the Company without “Cause” or if the NEO resigns for “Good Reason,” as those terms are defined in the employment agreements, the NEO would be entitled to the following benefits and payments:

•Payment of all accrued and unpaid base salary through the date of such termination;

•Monthly severance payments equal to one-twelfth of the NEO’s base salary as of the date of termination for a period equal to 12 months, except in the case of our CEO who would receive such severance payments for a period of 18 months;

•Reimbursement for the cost the NEO incurs for continuation of his or her health insurance coverage under COBRA and for his or her family members if he or she provided for their coverage during his or her employment for a period of 12 months, except in the case of our CEO who would receive such reimbursement for a period of 18 months; and

•Payment of a pro-rata bonus based on the percentage of the year in which the NEO remained employed for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.

Except for our CEO, a termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited. In the case of our CEO, any unvested awards continue to vest for a period of 18 months after any termination without cause.

TERMINATION DUE TO DEATH OR INCAPACITY

If an NEO’s employment terminates due to death or incapacity, the employment agreement provides that such NEO would receive the same benefits and payments as if the employment had terminated without cause.

A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.

POTENTIAL PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL

The Company’s employment agreements with its NEOs provide that if an NEO's employment is terminated by the Company for any reason, except for Cause, within 18 months of a change in control event or in anticipation of a change in control event or if an NEO terminates his employment within 18 months of a change in control event for Good Reason, the Company will pay a lump sum based upon a multiple, which varies for each NEO, of the NEO's (i) annual target bonus and (ii) annual base salary at the time of termination. For all NEOs, if an NEO's employment is terminated in connection with a change in control event, the Company will reimburse the cost the NEO incurs for continuation of his or her health insurance coverage under COBRA and for his or her family members if he or she provided for their coverage for a period of 18 months for Mr. Romanzi, and a period of 12 months for all other NEOs. The equity awards held by the NEOs at the time of a qualifying change in control event will vest in full, except for those PRSUs granted in 2022, 2023, 2024, and 2025, which only vest upon a change in control if certain conditions are met.

2026 Proxy Statement	41

The following table shows potential payments to the NEOs, except for Mr. Moorehead, upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2025 and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment. Mr. Moorehead’s employment as Chief Executive Officer was terminated effective October 29, 2025. In connection with the termination of his employment, the Company entered into a separation agreement with Mr. Moorehead. The terms of the separation agreement and severance amounts received by Mr. Moorehead are described in further detail below.

Name	Termination upon death or incapacity ($)	Termination without Cause ($)	Termination Following Change in Control ($)
Ken Romanzi
Base Salary Continuation	1,275,000	1,275,000	1,275,000
Continuation of Medical Insurance	36,270	36,270	36,270
Value of Accelerated Vesting (1)	3,564,445	5,415,156	3,564,455
Other Benefits (2)	850,000	850,000	1,275,000
Total	5,725,715	7,576,426	6,150,725
Shane Jones
Base Salary Continuation	460,000	460,000	575,000
Continuation of Medical Insurance	24,180	24,180	24,180
Value of Accelerated Vesting (1)	1,409,325	—	1,409,325
Other Benefits (2)	334,880	334,880	418,600
Total	2,228,385	819,060	2,427,105
Dan Norman
Base Salary Continuation	425,000	425,000	425,000
Continuation of Medical Insurance	24,180	24,180	24,180
Value of Accelerated Vesting (1)	1,233,772	—	1,233,772
Other Benefits (2)	267,750	267,750	442,750
Total	1,950,702	716,930	2,125,702

1)
Represents the intrinsic value of accelerated vesting of all outstanding awards based on $21.58 closing price per share of common stock on December 31, 2025. Per Mr. Romanzi's employment agreement, if termination occurred without cause, all awards that would vest within 18 months of termination would continue to vest.

2)
All NEOs would be entitled to a pro-rata bonus based on the number of full or partial calendar months they remained employed during the year in which such termination occurs. Assuming the termination of an NEO's employment was effective on December 31, 2025, each NEO would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target.

CEO TERMINATION DURING THE YEAR

On October 10, 2025, the Company entered into a Separation Agreement and General Release (“Separation Agreement”) with Mr. Moorehead, effective as of October 29, 2025, in connection with Mr. Moorehead’s separation.

Pursuant to the Separation Agreement, Mr. Moorehead will receive cash payments over a period of eighteen months equal to $1,248,000 and will receive his prorated bonus payment of $995,568. Additionally, Mr. Moorehead’s time based vesting and performance-contingent restricted stock unit continue to vest for a period of eighteen months following his separation.

2026 Proxy Statement	42

Proposal Three:
Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

In evaluating and selecting the Company's public accounting firm, our Audit Committee considers, among other things, historical and recent performance of the current firm, an analysis of known significant legal or regulatory proceedings related to the firm, recent Public Company Accounting Oversight Board ("PCAOB") reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the firm.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

PRE-APPROVAL POLICIES AND PROCEDURES

We review a schedule of audit and non-audit services expected to be performed by our independent registered public accounting firm each year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by our independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee), during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2025, all of the aggregate amounts set forth below under the captions "Audit Fees", "Tax Fees", "Audit-Related Fees", and "All Other Fees" were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Vote Required

Approval of Proposal Three requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstentions will have no effect on the outcome of Proposal Three. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Three.

The Board recommends a vote FOR the ratification of Deloitte & Touche LLP.

2026 Proxy Statement	43

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the years ended December 31, 2025 and 2024 for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2025 ($)	2024 ($)
Audit Fees (1)	1564119	1,468,362
Tax Fees (2)	759855	662,496
Audit-Related Fees	—	—
All Other Fees	—	—
Total Fees	2,323,974	2,130,858

1) Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the years ended December 31, 2025 and 2024, as well as other statutory audit fees for these periods.

2) Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the years ended December 31, 2025 and 2024, related to tax compliance and international tax guidance.

AUDIT COMMITTEE REPORT
In connection with the audited financial statements as of and for the year ended December 31, 2025, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required by the standards adopted by the Public Company Accounting Oversight Board (PCAOB) and the SEC, and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Submitted by:
Steven Fasching, Chair
Heidi Wissmiller
Rong Yang
Robert Straus

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

2026 Proxy Statement	44

Proposal Four:

Approval of 2026 Stock Incentive Plan

Our Board of Directors is requesting that shareholders approve the Nature’s Sunshine Products, Inc. 2026 Stock Incentive Plan (the “2026 Plan”). The 2026 Plan was adopted by our Board of Directors on March 23, 2026, subject to shareholder approval at the Annual Meeting. Our 2009 Stock Incentive Plan and 2012 Stock Incentive Plan, as amended and previously approved by our shareholders (the “Prior Plans”), previously expired as of March 3, 2026. The approval by our shareholders of the 2026 Plan shall not terminate any outstanding grants issued under the Prior Plans. The 2026 Plan is the only plan from which we will issue new grants. Shares subject to outstanding awards under the Prior Plans that expire or otherwise terminate prior to the issuance of the shares subject to those awards will be available for subsequent issuance under the 2026 Plan, subject to certain limitations.

Our incentive compensation programs play a pivotal role in our efforts to attract and retain key personnel essential to our long-term growth and financial success. For that reason, we are proposing the 2026 Plan. Accordingly, with the proposed 2026 Plan, we will have a broad array of equity incentives to utilize for purposes of attracting and retaining the services of key individuals.

If our shareholders approve the 2026 Plan at the Annual Meeting, it will become effective as of the date of such shareholder approval. If our shareholders do not approve the 2026 Plan, we will not have any approved stock incentive plans to provide incentive compensation to our employees, non-employee directors, and other key personnel, and we believe it will negatively affect our ability to recruit and retain highly qualified employees, which could adversely affect our business.

Our directors and executive officers may have an interest in the approval of the 2026 Plan because they are eligible for awards under the 2026 Plan.

Vote Required

Approval of Proposal Four requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the Proposal Four.

The Board unanimously recommends a vote FOR the approval of the Nature’s Sunshine Products, Inc. 2026 Stock Incentive Plan.

2026 Proxy Statement	45

SUMMARY DESCRIPTION OF 2026 STOCK INCENTIVE PLAN

The following is a summary of the principal features of the 2026 Plan. This description is intended to be a summary of the material provisions of the 2026 Plan. It does not purport to be a complete description of all the provisions of the 2026 Plan and is qualified in its entirety by reference to the complete text of the 2026 Plan, which is contained in Appendix A in this Proxy Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the 2026 Plan.

ADMINISTRATION

The Compensation Committee of our Board of Directors administers the 2026 Plan. The term “plan administrator,” as used in this summary, means the Compensation Committee. The plan administrator has discretion to determine which eligible individuals are to receive awards, the types of awards to be granted to each participant, the number of shares to be covered by (or the method by which payments or other rights to be calculated in connection with) each award, and the terms and conditions of any award, including the vesting provisions of an award. The plan administrator may grant awards under the 2026 Plan for no cash consideration or for any cash or other consideration as may be determined by the plan administrator or required by applicable law. Awards may be granted either alone or in addition to, in tandem with or in substitution for any other award granted under the 2026 Plan or any other of our plans or the plans of an affiliate in the plan administrator’s discretion.

The Committee may delegate its powers under the Stock Plan to one or more officers or directors, subject to the requirements of applicable law and exchange requirements. However, such delegated officers will not be permitted to grant awards to any members of the board or executive officers who are subject to Section 16 of the Exchange Act.

ELIGIBILITY

Employees, officers, consultants, independent contractors, advisors and non-employee members of our Board of Directors in our employ or service or in the employ or service of our affiliates (whether now existing or hereafter established) are eligible to participate in the 2026 Plan. All Eligible Persons must be natural persons. Notwithstanding the foregoing, incentive stock options may only be granted to full-time or part-time employees in our employ or in the employ of an affiliate that constitutes a “subsidiary corporation” within the meaning of Section 424(f) of the Code. As of March 23, 2026, approximately 813 persons (including 8 executive officers, 798 employees, and 7 non-employee members of the Board) were eligible to participate in the 2026 Plan.

SECURITIES SUBJECT TO THE 2026 STOCK INCENTIVE PLAN

Pursuant to the proposed 2026 Plan, 1,500,000 shares of our common stock will be reserved for issuance over the proposed term of the 2026 Plan. Shares of common stock subject to any award under the Prior Plans that, after the effective date of the 2026 Plan, are not purchased or are forfeited or reacquired by the Company or are otherwise not delivered due to termination or cancellation of such award, will be added to the total number of shares of common stock available under the 2026 Plan.

As of December 31, 2025, 25,000 shares were subject to outstanding options under the Prior Plans and 1,442,079 shares were subject to unvested restricted stock units under the Prior Plans. The Prior Plans expired previously and, therefore, no shares are available for new grants under the Prior Plans. See the below “Annual Equity Usage” table for more details.

In addition to our stock ownership guidelines, we manage our long-term shareholder dilution, in part, by controlling the number of equity incentive awards granted annually. The plan administrator carefully monitors our annual net burn rate, total dilution, and equity expense to maximize shareholder value by granting what it believes are an appropriate number of equity incentive awards to attract, reward, and retain employees. Burn rate is a measure of the speed at which companies use shares available for grant under their equity compensation plans and is an important factor for investors concerned about shareholder dilution. The burn rate is defined as, in a given fiscal year, the number of equity shares granted subject to time-based awards plus performance-based equity awards that were earned and vested, divided by the weighted average number of shares outstanding. In recommending to our shareholders the number of shares to be authorized under the 2026 Plan, the plan administrator considered our burn rate for the past three fiscal years as shown below:

ANNUAL EQUITY USAGE
	2023	2024	2025	3-Year Average
Options and Performance Options	0	0	0	0
RSUs and Performance RSUs	548,409	392,816	848,896	596,707
Gross Grants	548,409	392,816	848,896	596,707
Weighted-Average Shares Outstanding	18,874,699	18,483,501	17,507,608	18,288,603
Gross Usage (% of Outstanding) (1)	2.9%	2.1%	4.8%	3.3%

1) Calculated as gross grants divided by weighted-average shares outstanding, both as listed in the table.

2026 Proxy Statement	46

The following table provides aggregated information regarding the overhang and dilution associated with the Prior Plans and the potential stockholder dilution that would result if our proposed 2026 Plan is approved.

FULLY-DILUTED OVERHANG CALCULATION
	As of 12/31/2025	As of 12/31/2025, Giving Effect to Approval of 2026 Plan
Shares Outstanding	17,507,608	17,507,608
Potential Dilution:
Shares Issuable under Outstanding Equity Awards under the prior Plans (1)	1,467,079	1,467,079
Additional Shares Available for Future Awards under the proposed 2026 Plan	0	1,500,000
Total Potential Dilution from Plans	1,467,079	2,967,079
Fully-Diluted Shares Outstanding	18,974,687	20,474,687
Fully-Diluted Overhang (2)	7.7%	14.5%

1) Consists of 25,000 options with a weighted average remaining term of 18 months and a weighted average exercise price of $13.50 and 1,442,079 restricted stock units. See "Equity Compensation Plans" for detail about these outstanding awards.

2) Calculated as potential dilution shares divided by fully-diluted shares outstanding, both as listed in the table.

Under the 2026 Plan, with respect to a non-employee director who is a participant in the 2026 Plan, the sum of the grant date fair value of equity-based awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non-employee director during any calendar year shall not exceed $750,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.

The shares of common stock issuable under the 2026 Plan may be drawn from shares of authorized but unissued common stock, treasury shares or from shares of common stock that we acquire, including shares purchased on the open market.

Shares subject to outstanding awards under the Prior Plans or the 2026 Plan that expire or otherwise terminate prior to the issuance of the shares subject to those awards will be available for subsequent issuance under the 2026 Plan, subject to certain limitations. Except as provided below, if any shares covered by an Award or to which an award relates are not purchased or are forfeited or are reacquired by the Company, or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted against the aggregate number of shares available under the 2026 Plan with respect to such award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting awards under the 2026 Plan. Notwithstanding the foregoing, the following shares will not again become available for issuance under the 2026 Plan: (i) any shares which would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a “net exercise” or any shares tendered in payment of the exercise price of an option; (ii) any shares withheld by the Company or shares tendered to satisfy any tax withholding obligation with respect to an Award; (iii) shares covered by a stock-settled stock appreciation right issued under the 2026 Plan that are not issued in connection with settlement in shares upon exercise; or (iv) shares that are repurchased by the Company using option exercise proceeds.

VALUATION

The fair market value per share of our common stock on any relevant date under the 2026 Plan will be the closing sale price of our common stock on the consolidated transaction reporting system on such date or, if such exchange is not open for trading on such date, on the most recent preceding date that such exchange is open for trading. On December 31, 2025, the fair market value per share of our common stock determined on such basis was $21.58.

AWARDS

The 2026 Plan provides for the following types of awards: incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, performance awards, stock awards and other stock-based awards.

2026 Proxy Statement	47

STOCK OPTIONS

Eligible persons may be granted stock options to purchase shares of common stock. Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than 100 percent of the fair market value of the option shares on the grant date, provided that the plan administrator may designate an exercise price below fair market value on the grant date if the option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with us or an affiliate. No granted option will have a term in excess of ten years. Payment of the exercise price of a stock option may be made in cash, shares of common stock, delivery of a promissory note (if allowed for participants other than officers) or a combination of the foregoing methods in the plan administrator’s discretion. Alternatively, the plan administrator may permit a participant to exercise a stock option pursuant to a broker-assisted cashless exercise procedure or, with respect to the exercise of a non-statutory option, pursuant to a net exercise procedure.

Notwithstanding the foregoing, incentive stock options (i) may only be granted to full-time or part-time employees in our employ or in the employ of an affiliate that constitutes a “subsidiary corporation” within the meaning of Section 424(f) of the Code, (ii) will not have an aggregate Fair Market Value (determined as of the time the incentive stock option is granted) in excess of $100,000 with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year, and (iii) with respect to a participant who owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of our Common Stock or the common stock of our affiliates (A) will not have an exercise price less than 110 percent of the fair market value of the option shares on the grant date, and (B) will not have a term in excess of five years.

STOCK APPRECIATION RIGHTS

A stock appreciation right granted under the 2026 Plan allows the holder to exercise that right as to a specific number of shares of common stock and receive upon such exercise the excess of (i) the fair market value of the shares of common stock as to which that right is exercised over (ii) the aggregate grant price in effect for those shares. The grant price per share will not be less than 100 percent of the fair market value of the underlying shares on the grant date, provided that the plan administrator may designate a grant price below fair market value on the grant date if the stock appreciation right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with us or an affiliate. No granted stock appreciation right will have a term in excess of ten years. The plan administrator will determine the remaining terms and conditions of a stock appreciation right granted under the 2026 Plan in its discretion, including the methods of exercise, dates of exercise and methods of settlement.

REPRICING PROHIBITION

The 2026 Plan prohibits the repricing of stock options and stock appreciation rights (including a prohibition on the repurchase of “underwater” stock options or stock appreciation rights for cash or other securities), except for adjustments for stock splits, stock dividends and similar transactions, as described in further detail below.

RESTRICTED STOCK

Shares of restricted stock may be awarded under the 2026 Plan. The plan administrator will determine at the time of grant the restrictions to which shares of restricted stock will be subject, including the vesting conditions (which may be service-based, performance-based or any combination thereof), any limitation on the right to vote the shares of restricted stock or the right to receive dividends or other property with respect to the shares of restricted stock. Dividend equivalent amounts, however, may be accrued but will not be paid until all conditions or restrictions relating to such shares have been satisfied, waived or lapsed. Shares of restricted stock will be issued when the awards are granted and will be evidenced in the manner determined by the plan administrator, including by book entry registration or issuance of a stock certificate.

RESTRICTED STOCK UNITS

Restricted stock units granted under the 2026 Plan entitle the holder to receive shares of common stock underlying those units upon the lapse or waiver of restrictions specified by the plan administrator at the time the restricted stock units are granted. The plan administrator will determine at the time of grant the restrictions to which restricted stock units will be subject, including the vesting conditions (which may be service-based, performance-based or any combination thereof). Dividend equivalent amounts, however, may be accrued but will not be paid until all conditions or restrictions relating to such shares have been satisfied, waived or lapsed.

PERFORMANCE AWARDS

Performance awards granted under the 2026 Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more objective Performance Goals during such performance periods as the plan administrator shall establish. Subject to the terms of the 2026 Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the plan administrator. Such goals may be established by the plan administrator which shall be satisfied or met during the

2026 Proxy Statement	48

applicable performance period as a condition to a participant’s receipt of all or a part of a Performance Award under the 2026 Plan, including but not limited to, one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions, number of customers, workforce satisfaction and diversity goals, environmental health and safety goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation and key metrics, or such other goals as determined by the plan administrator, in its sole discretion. Each such performance goal may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company's performance or the performance of a subsidiary, division, business segment or business unit of the Company) or (ii) upon organizational performance relative to the comparable performance of other companies selected by the plan administrator. The plan administrator may also exclude charges related to an event or occurrence which the plan administrator determines should appropriately be excluded, including but not limited to (X) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (Y) an event either not directly related to the operations of the Company or not within the reasonable control of the Company's management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).

DIVIDENDS AND DIVIDEND EQUIVALENTS

Dividend equivalents may be issued under the 2026 Plan and entitle the holder to receive payments (in cash, shares of our common stock, other securities, other awards granted under the 2026 Plan or other property as determined in the discretion of the plan administrator) equivalent to the amount of cash dividends paid to the holders of our common stock with respect to a specified number of shares determined by the plan administrator. Notwithstanding the foregoing, (i) the plan administrator may not grant dividend equivalents in connection with grants of options, stock appreciation rights or other awards the value of which is based solely on an increase in the value of the shares after the grant of such award, and (ii) dividend and dividend equivalent amounts with respect to any share underlying any other award may be accrued but not paid until all conditions or restrictions relating to such share have been satisfied, waived or lapsed.

STOCK AWARDS

Shares of our common stock containing no restrictions may be granted under the 2026 Plan as determined by the plan administrator to be consistent with the purpose of the 2026 Plan. Subject to the terms of the 2026 Plan and the applicable award agreement governing the stock award, such stock awards may have the terms and conditions determined by the plan administrator in its discretion.

OTHER STOCK-BASED AWARDS

The plan administrator is hereby authorized to grant to other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as are deemed by the plan administrator to be consistent with the purpose of the 2026 Plan. The plan administrator shall determine the terms and conditions of such awards, subject to the terms of the 2026 Plan and any applicable award agreement. No award issued under this section shall contain a purchase right or an option like exercise feature.

GENERAL PROVISIONS

TRANSFERABILITY

Generally, awards granted under the 2026 Plan (other than stock awards containing no restrictions) and any rights under an award may not be transferred, pledged, alienated, attached or otherwise encumbered in any manner other than by will or the laws of descent or distribution. However, the plan administrator may allow a participant to designate a beneficiary to receive the vested portion of an award in the event of the participant’s death, and the plan administrator has the authority to allow the transfer of an award to a family member of the grantee in accordance with federal securities registration requirements, provided that such transfer may not be for value.

CHANGE IN CONTROL

The plan administrator will have the discretion, at the time an award is granted, to determine the treatment of awards granted under the 2026 Plan in the event we should experience a change in control. Such treatment must be set out in the applicable award agreement. However, no award agreement may accelerate the exercisability of any award or the lapse of restrictions relating to any award in connection with a change in control or similar change-in-control event, unless such acceleration occurs upon the consummation of (or

2026 Proxy Statement	49

effective immediately prior to the consummation of, provided that the consummation subsequently occurs) such change in control or change-in-control event.

CHANGES IN CAPITALIZATION

In the event of any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other similar corporate transaction or event affecting the shares of our common stock such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2026 Plan, then the plan administrator will make equitable adjustments to (i) the number and type of shares of common stock that may thereafter be made the subject of awards under the 2026 Plan’s share reserve (including the number and type of shares of common stock available for granting restricted stock and restricted stock units), (ii) the maximum number of shares of common stock (or other securities or other property) subject to awards under the Prior Plans or the 2026 Plan that are not purchased or are forfeited or reacquired by the Company or are otherwise not delivered due to termination or cancellation of the award that may be added to the share reserve under the 2026 Plan, (iii) the number and type of shares of common stock subject to outstanding awards under the 2026 Plan, (iv) the purchase price or exercise price with respect to any award under the 2026 Plan, and (v) the individual annual share limitations applicable to participants under the 2026 Plan. Such adjustments will be made in such manner as the plan administrator deems appropriate in order to preclude any dilution or enlargement of benefits under the 2026 Plan or the outstanding awards thereunder and will be final, binding and conclusive.

SHAREHOLDER RIGHTS

Except with respect to shares of restricted stock and stock awards granted under the 2026 Plan, a participant will not have any of the rights and privileges of a shareholder with respect to the shares of common stock underlying any award until the shares subject to that award have been issued.

SPECIAL TAX ELECTION

The plan administrator may provide one or more holders of awards under the 2026 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our common stock in payment of such withholding tax liability.

AMENDMENT AND TERMINATION

The 2026 Plan has a term of ten years expiring on the tenth anniversary of shareholder approval of the 2026 Plan, unless terminated earlier by our Board of Directors. Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2026 Plan at any time; provided, however, that shareholder approval will be required for any amendment which: (i) requires stockholder approval under the rules or regulations of the SEC, the NASDAQ Stock Exchange or any other securities exchange that are applicable to the Company; (ii) increases the number of shares authorized under the 2026 Plan; (iii) increases the share or dollar value limitations on awards; (iv) permits repricing of Options or Stock Appreciation Rights, which is currently prohibited as described in the “Repricing Prohibition” section above; (v) increases the maximum term permitted for Options and Stock Appreciation Rights; or (vi) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GRANT OF OPTIONS AND SARs. The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.

EXERCISE OF OPTIONS AND SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option (an “ISO”) generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

DISPOSITION OF SHARES ACQUIRED UPON EXERCISE OF OPTIONS AND SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax

2026 Proxy Statement	50

deduction in the case of the disposition of shares acquired under an ISO, if the disposition occurs before the applicable ISO holding periods set forth in the Internal Revenue Code have been satisfied.

RESTRICTED STOCK. Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). If the award permits dividends to be accrued while the restricted stock is subject to a substantial risk of forfeiture, such amounts will generally be taxed as ordinary income when paid, and we generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

RESTRICTED STOCK UNITS AND OTHER STOCK-BASED AWARDS. Recipients of grants of restricted stock units (including performance share units) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. If the award permits dividend equivalent amounts to be accrues while the award is subject to a substantial risk of forfeiture, such amounts will be taxed as ordinary income when paid. Cash or shares to be received pursuant to any other stock-based award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

LIMITATIONS ON COMPANY'S INCOME TAX DEDUCTION. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2026 Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. The Tax Cuts and Jobs Act (the “Act”), which was signed into law at the end of 2017, made significant changes to the deduction limit under Section 162(m), which became effective for taxable years beginning on and after January 1, 2018. The Act eliminated the exception to the deduction limit for qualified performance-based compensation and broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit. Therefore, compensation paid to a covered executive under the 2026 Plan in excess of $1 million generally will not be deductible, unless grandfathered from application of the Act.

SPECIAL RULES FOR EXECUTIVE OFFICERS SUBJECT TO SECTION 16 OF THE EXCHANGE ACT. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of our income tax deduction will be determined as of the end of that period.

NEW PLAN BENEFITS

The number of awards, and shares subject thereunder, that an employee, non-employee director, or consultant may receive under the 2026 Plan is in the discretion of the plan administrator and therefore cannot be determined in advance.

ADDITIONAL EQUITY COMPENSATION PLAN INFORMATION

The following table contains information regarding our 2009 Stock Incentive Plan and Amended and Restated 2012 Stock Incentive Plan as of December 31, 2025:

2026 Proxy Statement	51

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,467,079 (2)	13.50 (3)	1,338,580 (4)

1) The 2012 Stock Incentive Plan was approved by our shareholders on August 1, 2012. An amendment to the 2012 Stock Incentive Plan was approved by our shareholders on January 14, 2015, to increase the number of shares available for issuance under the 2012 Stock Incentive Plan by 1,500,000. An amendment and restatement of the 2012 Stock Incentive Plan was approved by our shareholders on May 5, 2021, which, among other amendments, increased the number of shares of common stock reserved for issuance by 2,000,000 shares. The terms of this plan are summarized in Note 10 of the Notes to Consolidated Financial Statements set forth in the 2025 Annual Report on Form 10-K filed with the SEC on March 10, 2026.
The 2012 Stock Incentive Plan expired in March 2025. Upon the expiration of the 2012 Stock Incentive Plan, no further awards may be granted thereunder.

2) Consists of 25,000 stock options and 1,442,079 restricted stock units.

3) Excludes the impact of restricted stock units, which are exercised for no consideration.

4) Represents the number of shares available for future issuance under the 2012 Stock Incentive Plan.

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OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of February 27, 2026, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock, (2) each of our directors, (3) each of our NEOs in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 27, 2026, there were 17,507,608 shares of common stock issued and outstanding. To our knowledge, and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2901 West Bluegrass Blvd., Suite 100, Lehi, Utah 84048.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Wynnefield Capital, Inc. (3)	2,473,686	14.1%
Prescott Group Capital Management, LLC (4)	1,783,097	10.2%
Black Rock LP (5)	889,765	6.4%
Dimensional Fund Advisors LP (6)	913,791	5.1%

Directors and Named Executive Officers
Shane Jones, Executive Vice President, Chief Financial Officer (7)	76,845	*
Robert Straus, Director (8)	69,014	*
Terrence Moorehead, Former President and Chief Executive Officer (9)	64,174	*
Dan Norman, Executive Vice President, President Asia (10)	45,998	*
Heidi Wissmiller, Director (11)	29,167	*
Rong Yang, Director (12)	22,249	*
Curtis Kopf, Director (13)	21,927	*
Tess Roering, Director (14)	21,927	*
Steven Fasching, Director (15)	2,869	*
Katie May, Director (16)	1,766	*
Ken Romanzi, President and Chief Executive Officer (17)	—	*
All Directors and Executive Officers as a group (18 persons) (18)	540,476	3.1%

* Less than 1 percent

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1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 27, 2026.

2)
Calculated based on 17,507,608 shares of our common stock outstanding on February 27, 2026, with percentages rounded to the nearest one-tenth of one percent. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

3)
Based on Schedule 13F-HR filed with the SEC on February 13, 2026. Includes 2,473,686 shares beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own these shares. Messrs. Obus and Landes, however, disclaim any beneficial ownership of these shares. In its Schedule 13D, Wynnefield Capital, Inc. lists its address as 450 Seventh Avenue, Suite 509, New York, New York 10123.

4)
Based on Schedule 13F-HR filed with the SEC on February 6, 2026, includes shares purchased by Prescott Group Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, L.L.C. (“Prescott Capital”) may be deemed to beneficially own these shares. As the principal of Prescott Capital, Mr. Phil Frohlich may also be deemed to beneficially own these shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares. In its Schedule 13G, Prescott Group Capital Management, LLC lists its address as 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6429.

5)	Based on Schedule 13G filed with the SEC on October 17, 2025 BlackRock, Inc. lists its address as 50 Hudson Yards, New York, NY 10001 028-24466.
6)
Based on Schedule 13G filed with the SEC on October 9, 2025, includes shares purchased by Dimensional Fund Advisors L.P ("Dimensional"). Dimensional may be deemed to beneficially own these shares. However, Dimensional disclaims beneficial ownership of these shares. In its Schedule 13G, Dimensional lists its address as 6300 Bee Cave Road, Building One, Austin, TX, 78746.

7)	Includes vested awards for 19,836 shares of common stock within 60 days of February 27, 2026 and 57,009 shares that Mr. Jones holds directly.
8)	Includes options exercisable for 25,000 shares and vested awards for 14,591 shares of common stock within 60 days of February 27, 2026, and 29,423 shares that Mr. Straus holds directly.
9)	Includes vested awards for 52,264 shares of common stock within 60 days of February 27, 2026, and 11,910 shares that Mr. Moorehead holds directly.
10)	Includes vested awards for 15,090 shares of common stock within 60 days of February 27, 2026 and 30,908 shares that Mr. Norman holds directly.
11)	Includes vested awards for 14,591 shares of common stock within 60 days of February 27, 2026 and 14,576 shares that Ms. Wissmiller holds directly.
12)	Includes vested awards for 14,591 shares of common stock within 60 days of February 27, 2026 and 7,658 shares that Mr. Yang holds directly.
13)	Includes vested awards for 14,591 shares of common stock within 60 days of February 27, 2026 and 7,336 shares that Mr. Kopf holds directly.
14)	Includes vested awards for 14,591 shares of common stock within 60 days of February 27, 2026 and 7,336 shares that Ms. Roering holds directly.
15)	Includes vested awards for 2,869 shares of common stock within 60 days of February 27, 2026.
16)	Includes vested awards for 1,766 shares of common stock within 60 days of February 27, 2026.
17)	No shares held directly or vesting within 60 days of February 27, 2026.
18)
Includes options exercisable for 25,000 shares and vested awards for 210,960 shares of common stock within 60 days of February 27, 2026, and 304,516 shares that the directors and executive officers hold directly or may be deemed to be beneficially owned.

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DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2025 except that late reports were filed for each of Mr. Brower, Mr. Norman, Mr. Yates, and Mr. Fritz with respect to: a Form 4 for Mr. Fritz showing a time-based RSU grant; a Form 4 for each of Mr. Brower and Mr. Norman showing shares transferred as an in-kind donation; a Form 4 for each of Mr. Brower, Mr. Norman and Mr. Yates for sale of shares.

EQUITY COMPENSATION PLANS
The following table contains information regarding our equity compensation plans as of December 31, 2025:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,467,079 (2)	13.50 (3)	1,338,580 (4)

1)
The Amended and Restated Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan. The 2012 Incentive Plan was approved by our shareholders on August 1, 2012. An amendment to the 2012 Incentive Plan was approved by our shareholders on January 14, 2015 to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. An amendment and restatement of the 2012 Incentive Plan was approved by our shareholders on May 5, 2021, which, among other amendments, increased the number of shares of common stock reserved for issuance by 2,000,000 shares. The terms of this plan are summarized in Note 10 of the Notes to Consolidated Financial Statements set forth in the 2025 Annual Report on Form 10-K filed with the SEC on March 10, 2026.

2)	Consists of 25,000 stock options and 1,442,079 restricted stock units.
3)	Excludes the impact of restricted stock units, which are exercised for no consideration.
4)	Represents the number of shares available for future issuance under the 2012 Incentive Plan.

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RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in Thousands) (Unaudited)

NON-GAAP FINANCIAL MEASURES
We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning adjusted EBITDA.
We utilize the non-GAAP measure of adjusted EBITDA in the evaluation of our operations and believe that this measure is a useful indicator of our ability to fund our business. Non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.
Other companies may use the same or similarly named measures but exclude different items, which may not provide investors with a comparable view of the Company's performance in relation to other companies. We have included a reconciliation of net income to adjusted EBITDA, the most comparable GAAP measure.

	Year Ended December 31,
	2025	2024
Net income	$20,451	$7,892
Adjustments:
Depreciation and amortization	13,844	14,219
Share-based compensation expense	5,780	4,788
Other (income) loss, net*	(5,069)	1,669
Provision for income taxes	9,361	10,534
Other adjustments (1)	4,985	1,442
Adjusted EBITDA	$49,352	$40,544

(1) Other adjustments
Other non-recurring expenses	$4,985	$1,442
Total adjustments	$4,985	$1,442

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.

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OTHER MATTERS
The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

It is important that your shares be represented and voted at the Annual Meeting. I urge you to vote as promptly as possible by visiting http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person even if you have previously submitted your proxy.

By Order of the Board
/s/ Nathan Brower
Lehi, Utah	Nathan Brower
March 27, 2026	Executive Vice President, General Counsel and Secretary

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